Exhibit 10.5

THE AGGREGATE MAXIMUM PRINCIPAL AMOUNT OF INDEBTEDNESS THAT MAY BE SECURED HEREBY IS $150,000,000, INCLUDING FUTURE ADVANCES, AS DESCRIBED IN SECTION 2.4 OF THIS MORTGAGE, WHICH ARE OBLIGATORY TO THE EXTENT THAT THE SERIES A NOTES HAVE BEEN ISSUED UNDER THE INDENTURE.

FEE AND LEASEHOLD MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

BY

WISE ALLOYS LLC,

a Delaware limited liability company

Mortgagor,

TO

THE BANK OF NEW YORK,

as Trustee,

Mortgagee

Securing Aggregate Principal Indebtedness of $150,000,000,

Dated as of

May 5, 2004

Relating to Premises in:

Colbert County, Alabama

This instrument prepared in consultation with counsel in the State in which the Mortgaged Property is located by

the attorney named below and after recording, please

return to:

Athy A. Mobilia, Esq.

Cahill Gordon & Reindel LLP

Exhibit 10.5

THE AGGREGATE MAXIMUM PRINCIPAL AMOUNT OF INDEBTEDNESS THAT MAY BE SECURED HEREBY IS $150,000,000, INCLUDING FUTURE ADVANCES, AS DESCRIBED IN SECTION 2.4 OF THIS MORTGAGE, WHICH ARE OBLIGATORY TO THE EXTENT THAT THE SERIES A NOTES HAVE BEEN ISSUED UNDER THE INDENTURE.

80 Pine Street

New York, NY 10005

- i -

		Page
ARTICLE IV

CERTAIN COVENANTS OF MORTGAGOR

SECTION 4.1.	Preservation of Corporate Existence	19
SECTION 4.2.	Title	19
SECTION 4.3.	Maintenance and Use of Mortgaged Property; Alterations	20
SECTION 4.4.	Notices Regarding Certain Defaults	21
SECTION 4.5.	Access to Mortgaged Property, Books and Records; Other Information	21
SECTION 4.6.	Limitation on Liens; Transfer Restrictions	21
SECTION 4.7.	Estoppel Certificates	21

ARTICLE V

LEASES

SECTION 5.1.	Mortgagor’s Affirmative Covenants with Respect to Leases	22
SECTION 5.2.	Mortgagor’s Negative Covenants with Respect to Leases	22
SECTION 5.3.	Additional Requirements with Respect to New Leases	23

ARTICLE VI

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 6.1.	Present Assignment; License to the Mortgagor	23
SECTION 6.2.	Collection of Rents by the Mortgagee	23
SECTION 6.3.	No Release	24
SECTION 6.4.	Irrevocable Interest	24
SECTION 6.5.	Amendment to Leases	24

ARTICLE VII

TAXES AND CERTAIN STATUTORY LIENS

SECTION 7.1.	Payment of Charges	24
SECTION 7.2.	Intentionally Deleted	24
SECTION 7.3.	Certain Statutory Liens	24
SECTION 7.4.	Stamp and Other Taxes	24
SECTION 7.5.	Certain Tax Law Changes	25
SECTION 7.6.	Proceeds of Tax Claim	25

ARTICLE VIII

INSURANCE

SECTION 8.1.	Required Insurance Policies and Coverages	25

- ii -

		Page
SECTION 8.2.	Delivery After Foreclosure	25

ARTICLE IX

CONTESTING OF PAYMENTS

SECTION 9.1.	Contesting of Taxes and Certain Statutory Liens	25
SECTION 9.2.	Contesting of Insurance	25

ARTICLE X

DESTRUCTION, CONDEMNATION AND RESTORATION

SECTION 10.1.	Casualty	26
SECTION 10.2.	Condemnation	26

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

SECTION 11.1.	Events of Default	26
SECTION 11.2.	Remedies in Case of an Event of Default	26
SECTION 11.3.	Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale	27
SECTION 11.4.	Additional Remedies in Case of an Event of Default	29
SECTION 11.5.	Legal Proceedings After an Event of Default	29
SECTION 11.6.	Remedies Not Exclusive	30

ARTICLE XII

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 12.1.	Security Agreement	31
SECTION 12.2.	Fixture Filing	31

ARTICLE XIII

FURTHER ASSURANCES

SECTION 13.1.	Recording Documentation To Assure Security	32
SECTION 13.2.	Further Acts	32
SECTION 13.3.	Additional Security	33

- iii -

- iv -

FEE AND LEASEHOLD MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

FEE AND LEASEHOLD MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Mortgage”), dated as of May 5, 2004, made by WISE ALLOYS LLC, a Delaware limited liability company, having an office at International Tower Building, 857 Elkridge Road, Suite 600, Linthicum, Maryland 21090, as mortgagor, assignor and debtor (in such capacities and together with any successors in such capacities, the “Mortgagor”), in favor of THE BANK OF NEW YORK, a New York banking corporation having an office at 101 Barclay Street, Floor 8W, New York, New York 10286, in its capacity as Trustee pursuant to the Indenture (as hereinafter defined), as mortgagee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Mortgagee”).

R E C I T A L S :

A. Wise Metals Group LLC and Wise Alloys Finance Corporation (together, the “Issuer”), certain of its Subsidiaries (as hereinafter defined), the Mortgagor and the Mortgagee have, in connection with the execution and delivery of this Mortgage, entered into that certain indenture, dated as of the date hereof (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Indenture”), pursuant to which the Issuer has issued its 10 1/4% senior secured notes due May 15, 2012 (the “Series A Notes”) in the aggregate principal amount of $150,000,000. It is contemplated that the Issuer may, after the date hereof, issue Additional Notes (as defined in the Indenture) and Series B Notes (as defined in the Indenture; the Series A Notes, together with the Additional Notes and the Series B Notes, collectively, the “Notes”), in each case, pursuant to the provisions of the Indenture.

B. The Issuer owns, directly or through its Subsidiaries, all of the issued and outstanding shares of the Mortgagor.

C. The Mortgagor has, pursuant to the Indenture, among other things, unconditionally guaranteed (the “Guarantee”) the obligations of the Issuer under the Indenture and the Notes.

D. The Mortgagor will receive substantial benefits from the execution and delivery of, and the performance of the obligations under, the Indenture and the Notes, and is therefore willing to enter into this Mortgage.

E. The Mortgagor is the legal owner of a portion of the Land (as hereinafter defined) described in Schedule A hereto, which portion is described as Tracts 1 through 6 thereon and the Improvements located thereon.

F. Mortgagor is the owner and holder of the leasehold interests under the following leases:

(i) Lease, dated as of March 31, 1999 between Reynolds Metals Company, as landlord, and Mortgagor, as tenant, covering the portion of the Land designated as Tract 7 on Schedule A attached hereto and the Improvements located thereon, and recorded in Fiche 9921, Frames 831-845 in the Office of the Judge of Probate of Colbert County Alabama (the “Office”);

(ii) Lease, dated as of March 31, 1999 between Reynolds Metals Company, as landlord and Mortgagor, as tenant, covering the portion of the Land designated as Tract 8 on Schedule A attached hereto and the Improvements located thereon, and recorded in Fiche 9921 Frames 862-877 in the Office;

(iii) Lease, dated as of March 31, 1999 between Reynolds Metals Company, as landlord and Mortgagor, as tenant, covering the portion of the Land designated as Tract 9 on Schedule A attached hereto and the Improvements located thereon, and recorded in Fiche 9921, Frames 846-861 in the Office; and

(iv) Lease, dated as of March 31, 1999 between Reynolds Metals Company, as landlord, and Mortgagor, as tenant, covering the portion of the Land designated as Tract 10 on Schedule A attached hereto and the Improvements located thereon, and recorded in Fiche 9921, Frames 816-830 in the Office;

each lease set forth in clauses (i) through (iv) of this Recital F, as amended, restated, renewed or extended from time to time in accordance with the provisions of this Mortgage, is referred to herein individually, as a “Mortgaged Lease” and collectively, as the “Mortgaged Leases”; such terms “Mortgaged Lease” and “Mortgaged Leases” shall be deemed to include all options to purchase all or any portion of the Leased Premises demised thereunder.

G. This Mortgage is given by the Mortgagor in favor of the Mortgagee for its benefit and the benefit of the Holders of the Notes (collectively, the “Secured Parties”) to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby covenants and agrees with the Mortgagee as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Indenture. The following terms used in this Mortgage shall have the following meanings:

“Affiliate” shall have the meaning assigned to such term in the Indenture.

“Alteration” shall mean any and all alterations, installations, improvements, additions, modifications or changes of a structural nature of or to the Premises.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as now constituted or hereafter amended.

“Bankruptcy Law” shall mean the Bankruptcy Code or any similar U.S. federal or state law.

“Business Day” shall have the meaning assigned to such term in the Indenture.

“Casualty” shall have the meaning assigned to such term in the Indenture.

“Charges” shall mean any and all real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges or Liens imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Mortgaged Property.

“Collateral Account” shall have the meaning assigned to such term in the Indenture.

“Condemnation” shall have the meaning assigned to such term in the Indenture.

“Contested Liens” shall mean, collectively, any Liens incurred in respect of any Charges to the extent that the amounts owing in respect thereof are not yet delinquent or are being contested and otherwise comply with the provisions of Section 9.1 hereof.

“Contracts” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all contracts and other general intangibles relating to the Mortgaged Property (including, without limitation, all reciprocal easements and/or operating agreements, covenants, conditions and restrictions and similar agreements affecting all or any portion of the Mortgaged Property) and all reserves, deferred payments, deposits, refunds and claims of every kind, nature or character relating thereto.

“Default Rate” shall mean the rate per annum equal to the highest rate then payable under the Indenture.

“Environmental Law” shall have the meaning assigned to such term in the Indenture.

“Event of Default” shall have the meaning assigned to such term in the Indenture.

“Fixture” shall mean all machinery, apparatus, equipment, fittings, fixtures, improvements and articles of personal property of every kind, description and nature whatsoever now or hereafter attached or affixed to the Land or any other Improvement or used in connection with the use and enjoyment of the Land or any other Improvement or the maintenance or preservation thereof, which by the nature of their location thereon or attachment thereto are fixtures under the UCC or any other applicable law including, without limitation, all utility systems, fire sprinkler and security systems, drainage facilities, lighting facilities, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, pipes, fittings and other items of every kind and description now or hereafter attached to or located on the Land which by the nature of their location thereon or attachment thereto are real property under applicable law, HVAC equipment, boilers, electronic data processing, telecommunications or computer equipment, refrigeration, electronic monitoring, water or lighting systems, power, sanitation, waste removal, elevators, maintenance or other systems or equipment and all additions thereto and betterments, renewals, substitutions and replacements thereof.

“GAAP” shall have the meaning assigned to such term in the Indenture.

“Governmental Authority” shall mean any federal, state, local, foreign or other governmental, quasi-governmental or administrative (including self-regulatory) body, instrumentality, department, agency, authority, board, bureau, commission, office of any nature whatsoever or other subdivision thereof, or any court, tribunal, administrative hearing body, arbitration panel or other similar dispute-resolving body, whether now or hereafter in existence, or any officer or official thereof, having jurisdiction over the Mortgagor or the Mortgaged Property or any portion thereof.

“Guarantee” shall have the meaning assigned to such term in Recital C hereof.

“Guarantor” shall have the meaning assigned to such term in the Indenture.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Holders” shall have the meaning assigned to such term in the Indenture.

“Improvements” shall mean all buildings, structures and other improvements of every kind or description and any and all Alterations now or hereafter located, attached or erected on all or any portion of the Land including, without limitation, (i) all Fixtures, (ii) all attachments, railroad tracks, foundations, sidewalks, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, parking areas, driveways, fences and walls and (iii) all materials now or hereafter located on the Land intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, Fixtures, structures and improvements, all of which materials shall be deemed to be part of the Improvements immediately upon delivery thereof on the Land and to be part of the Improvements immediately upon their incorporation therein.

“Indebtedness” shall have the meaning assigned to such term in the Indenture.

“Indemnified Liabilities” shall have the meaning assigned to such term in Section 14.6(i) hereof.

“Indemnitees” shall have the meaning assigned to such term in Section 14.6(i) hereof.

“Indenture” shall have the meaning assigned to such term in Recital A hereof.

“Insurance Certificate” shall mean a certificate evidencing the Insurance Requirements in form and substance reasonably satisfactory to the Mortgagee.

“Insurance Policies” means the insurance policies and coverages required to be maintained by the Mortgagor with respect to the Mortgaged Property pursuant to Section 13.7 of the Indenture.

“Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon the Mortgagor and applicable to the Mortgaged Property or any use or condition thereof.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement between Mortgagee and Congress Financial Corporation, as agent, dated on or about the date hereof.

“Issuer” shall have the meaning assigned to such term in Recital A hereof.

“Land” shall mean those certain tracts or parcels of land described in Schedule A annexed to this Mortgage.

“Landlord” shall mean any landlord, lessor, franchisor, licensor or grantor, as applicable.

“Leased Premises” shall mean the Mortgagor’s leasehold estates in a portion of the Land created by the Mortgaged Leases, which portion is described as Tracts 7 through 10 on Schedule A hereto and the Improvements located thereon, together with all of the Mortgagor’s reversionary rights in and to any and all easements, rights-of-way, strips and gores of land, waters, water courses, water rights, mineral, gas and oil rights and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto.

“Leases” shall mean, collectively, any and all interests of the Mortgagor, as Landlord, in all leases and subleases of space, tenancies, franchise agreements, licenses, occupancy, rental, access or concession agreements and any other agreements pursuant to which any Person is granted a possessory interest in or right to use or occupy all or any portion of the Mortgaged Property, in each case whether now existing or hereafter entered into, whether or not of record, relating in any manner to the Premises or the use or occupancy thereof and any and all amendments, modifications, supplements, replacements, extensions, renewals and/or guarantees, if any thereof, whether now in effect or hereafter coming into effect.

“Lien” shall have the meaning assigned to such term in the Indenture.

“Mortgage” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgaged Lease” shall have the meaning assigned to such term in Recital F hereof.

“Mortgaged Property” shall have the meaning assigned to such term in Section 2.1 hereof.

“Mortgagee” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgagor” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgagor’s Interest” shall have the meaning assigned to such term in Section 2.2 hereof.

“Net Loss Proceeds” shall have the meaning assigned to such term in the Indenture.

“Notes” shall have the meaning assigned to such term in Recital A hereof.

“Office” shall have the meaning assigned to such term in Recital F hereof.

“Officers’ Certificate” shall have the meaning assigned to such term in the Indenture.

“Owned Premises” shall mean the Mortgagor’s fee interest in a portion of the Land, which portion is described as Tracts 1 through 6 on Schedule A hereto and the Improvements located thereon, together with all of the Mortgagor’s reversionary rights in and to any and all easements, rights-of-way, strips and gores of land, waters, water courses, water rights, mineral, gas and oil rights and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto.

“Permit” shall mean any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any Person acting on behalf of a Governmental Authority) now or hereafter acquired or held, together with all amendments, modifications, extensions, renewals and replacements of any thereof issued or in any way furnished in connection with the Mortgaged Property including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation, but excluding all FCC permits and/or licenses.

“Permitted Collateral Liens” shall have the meaning assigned to such term in Section 4.6 hereof.

“Permitted Liens” shall have the meaning assigned to such term in the Indenture.

“Person” shall have the meaning assigned to such term in the Indenture.

“Premises” shall mean, collectively, the Owned Premises and the Leased Premises.

“Prior Liens” shall mean, collectively, the Liens identified in Schedule B annexed to this Mortgage.

“Proceeds” shall mean, collectively, any and all cash proceeds and noncash proceeds and shall include, without limitation, all (i) proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property or any portion thereof into cash or liquidated claims, (ii) proceeds of any insurance (except payments made to a Person which is not a party to this Mortgage), indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Mortgaged Property including, without limitation, all Net Loss Proceeds resulting from a Casualty, (iii) payments (in any form whatsoever) made or due and payable to the Mortgagor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any portion of the Mortgaged Property by any Governmental Authority (or any Person acting on behalf of a Governmental Authority) including, without limitation, all Net Loss Proceeds resulting from a Condemnation or any settlement in lieu thereof, (iv) products of the Mortgaged Property and (v) other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property including, without limitation, refunds of real estate taxes and assessments, including interest thereon.

“Prudent Operator” shall mean the standard of care taken by a prudent operator of property similar in use and configuration to the Premises and located in the locality where the Premises are located.

“Records” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Mortgaged Property or the construction of any Alteration or the maintenance of any Permit.

“Rents” shall mean, collectively, any and all rents, additional rents, royalties, issues, cash, guaranties, letters of credit, bonds, sureties or securities deposited under any Lease to secure performance of the Tenant’s obligations thereunder, revenues, earnings, profits and income, advance rental payments, payments incident to assignment, sublease or surrender of a Lease, claims for forfeited deposits and claims for damages, now due or hereafter to become due, with respect to any Lease, any indemnification against, or reimbursement for, sums paid and costs and expenses incurred by the Mortgagor under any Lease or otherwise, and any award in the event of the bankruptcy of any Tenant under or guarantor of a Lease.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including, without limitation, any and all orders, decrees, determinations, laws, treaties, ordinances, rules, regulations or similar statutes or case law.

“Secured Obligations” shall mean all obligations (whether or not constituting future advances, obligatory or otherwise) of the Issuer and any and all of the Guarantors from time to time arising under or in respect of this Mortgage, the Indenture, the Notes and the other Security Documents (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Mortgage, the Indenture, the Notes and the other Security Documents), in each case whether (i) such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise, (iii) for payment or performance and/or (iv) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Issuer, any Guarantor or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding).

“Secured Parties” shall have the meaning assigned to such term in Recital G hereof.

“Security Documents” shall have the meaning assigned to such term in the Indenture.

“Series A Notes” shall have the meaning assigned to such term in Recital A hereof.

“Subsidiary” shall have the meaning assigned to such term in the Indenture.

“Tenant” shall mean any tenant, lessee, sublessee, franchisee, licensee, grantee or obligee, as applicable.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the jurisdiction in which the Premises are located; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any item or portion of the Mortgaged Property is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the jurisdiction in which the Premises are located, “UCC” shall also mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“365(h) Election” shall mean any election by a leasee to treat a lease as terminated pursuant to Section 365(h) of the Bankruptcy Code.

SECTION 1.2. Interpretation. In this Mortgage, unless otherwise specified, (i) singular words include the plural and plural words include the singular, (ii) words importing any gender include the other gender, (iii) references to any Person include such Person’s successors and assigns and in the case of an individual, the word “successors” includes such Person’s heirs, devisees, legatees, executors, administrators and personal representatives, (iv) references to any statute or other law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to, (v) the words “consent,” “approve” and “agree,” and derivations thereof or words of similar import, mean the prior written consent, approval or agreement of the Person in question not to be unreasonably withheld, (vi) the words “include” and “including,” and words of similar import, shall be deemed to be followed by the words “without limitation,” (vii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Mortgage in its entirety, (viii) references to Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are to the Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses hereof, (ix) the Schedules and Exhibits to this Mortgage, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, are incorporated herein by reference, (x) the titles and headings of Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the constructions of any provisions hereof and (xi) all obligations of the Mortgagor hereunder shall be satisfied by the Mortgagor at the Mortgagor’s sole cost and expense.

SECTION 1.3. Resolution of Drafting Ambiguities . The Mortgagor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., Mortgagee) shall not be employed in the interpretation hereof.

ARTICLE II

GRANTS AND SECURED OBLIGATIONS

SECTION 2.1. Grant of Mortgaged Property . The Mortgagor hereby grants, mortgages, bargains, sells, assigns and conveys to the Mortgagee (for its benefit and for the benefit of the other Secured Parties), and hereby grants to the Mortgagee (for its benefit and for the benefit of the other Secured Parties), a security interest in and upon all of the Mortgagor’s estate, right, title and interest in, to and under the following property, whether now owned or held or hereafter acquired from time to time (collectively, the “Mortgaged Property”):

(i)	Premises;

(ii)	Mortgaged Leases;

(iii)	Leases;

(iv)	Rents;

(v)	Permits;

(vi)	Contracts;

(vii)	Records; and

(viii)	Proceeds;

TO HAVE AND TO HOLD the Mortgaged Property, together with all estate, right, title and interest of the Mortgagor and anyone claiming by, through or under the Mortgagor in and to the Mortgaged Property and all rights and appurtenances relating thereto, unto the Mortgagee, its successors and assigns, for the purpose of securing the payment and performance in full of all the Secured Obligations.

SECTION 2.2. Assignment of Leases and Rents. During the term hereof, the Mortgagor absolutely, presently, unconditionally and irrevocably pledges, grants, sells, conveys, delivers, hypothecates, assigns, transfers and sets over to the Mortgagee (for its benefit and for the benefit of the other Secured Parties), and grants to the Mortgagee (for its benefit and for the benefit of the other Secured Parties), subject to the terms of Article VI hereof, all of the Mortgagor’s estate, right, title, interest, claim and demand, as Landlord, under any and all of the Leases including, without limitation, the following (such assigned rights, the “Mortgagor’s Interest”):

(i) the immediate and continuing right to receive and collect Rents payable by the Tenants pursuant to the Leases;

(ii) all claims, rights, powers, privileges and remedies of the Mortgagor, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the Tenants to perform or comply with any term of the Leases including damages or other amounts payable to the Mortgagor as a result of such failure;

(iii) all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceeding at law or in equity; and

(iv) the full power and authority, in the name of the Mortgagor or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which the Mortgagor, as Landlord, is or may be entitled to take under the Leases.

SECTION 2.3. Secured Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Secured Obligations.

SECTION 2.4. Future Advances . This Mortgage shall secure future advances. The maximum aggregate amount of all advances of principal under the Indenture (which advances are obligatory to the extent the conditions set forth in the Indenture relating thereto are satisfied) that may be outstanding hereunder at any time is $150,000,000, plus interest thereon, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the Lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with all other sums secured hereby, plus the principal amount of any Additional Notes, plus interest thereon and any collection costs.

SECTION 2.5. No Release. Nothing set forth in this Mortgage shall relieve the Mortgagor from the performance of any material term, covenant, condition or agreement on the Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any Person under or in respect of any of the Mortgaged Property or shall impose any obligation on the Mortgagee or any other Secured Party to perform or observe any term, covenant, condition or agreement on the Mortgagor’s part to be so performed or observed or shall impose any liability on the Mortgagee or any other Secured Party for any act or omission on the part of the Mortgagor relating thereto or for any breach of any representation or warranty on the part of the Mortgagor contained in this Mortgage, the Indenture, the Notes or the Security Documents, or under or in respect of the Mortgaged Property or made in connection herewith or therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MORTGAGOR

SECTION 3.1. Authority and Validity. The Mortgagor represents and warrants that as of the date hereof:

(i) it is duly organized or formed, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization;

(ii) it is duly qualified to transact business and is in good standing in the state in which the Mortgaged Property is located;

(iii) it has full corporate or other organizational power and lawful authority to execute and deliver this Mortgage and to mortgage and grant a Lien on and security interest in the Mortgaged Property and otherwise assign the Mortgagor’s Interest and otherwise perform its obligations as contemplated herein, and all corporate and governmental actions, consents, authorizations and approvals necessary or required therefor have been duly and effectively taken or obtained; and

(iv) [INTENTIONALLY DELETED].

SECTION 3.2. Warranty of Title. The Mortgagor represents and warrants that as of the date hereof:

(i) it has good and marketable title to the Leased Premises and good and marketable fee simple title to the Owned Premises and the Landlord’s interest and estate under or in respect of the Leases and good title to the interest it purports to own or hold in and to each of the Permits, the Contracts and the Records, in each case subject to no Liens, except for Prior Liens;

(ii) it has good title to the interest it purports to own or hold in and to all rights and appurtenances to or that constitute a portion of the Mortgaged Property, except for Prior Liens;

(iii) it is in compliance, in all material respects, with each term, condition and provision of any obligation of the Mortgagor which is secured by the Mortgaged Property or the noncompliance with which may result in the imposition of a Lien on the Mortgaged Property; and

(iv) this Mortgage creates and constitutes a valid and enforceable first priority Lien on the Mortgaged Property subject to Prior Liens, and, to the extent any of the Mortgaged Property shall consist of Fixtures, a first priority security interest in the Fixtures, which first priority Lien and first priority security interest are subject only to Prior Liens.

SECTION 3.3. Condition of Mortgaged Property. The Mortgagor represents and warrants that:

(i) there has been issued and there remains in full force and effect subject to no revocation, suspension, forfeiture or modification, each and every material Permit necessary for the present and contemplated use, operation and occupancy of the Premises by the Mortgagor and its Tenants and the conduct of their respective businesses and all required zoning, building code, land use, environmental and other similar Permits;

(ii) the Premises and the present and contemplated use and occupancy thereof comply with all applicable zoning ordinances, building codes, land use laws, set back or other development and/or use requirements of Governmental Authorities;

(iii) the Premises are served by all utilities (including, without limitation, public water and sewer systems) necessary for the present and contemplated use thereof, and all utility services are provided by public utilities and the Premises have accepted or are equipped to accept such utility services and the Mortgagor has not received notice of termination of such utility service;

(iv) all public roads and streets necessary for service of and access to the Premises for the present and contemplated use thereof have been completed and have been dedicated and accepted as such by the appropriate Governmental Authorities;

(v) the Mortgagor has access to the Premises from public roads and, to the extent applicable, public or private rail or waterway, sufficient to allow the Mortgagor and its Tenants and invitees to conduct their respective businesses at the Premises in accordance with sound commercial practices and the Mortgagor has not received notice of termination of such access;

(vi) the Mortgagor has not received notice of any Condemnation or the commencement or pendency of any action or proceeding therefor;

(vii) there has not occurred any Casualty of the Premises or any portion thereof as a result of any fire or other casualty that, as of the date hereof, has not been repaired in all material respects;

(viii) Mortgagor has received no notice of any disputes regarding boundary lines, location, encroachments or possession of any portions of the Mortgaged Property and, to the best of Mortgagor’s knowledge, no state of facts exists which could give rise to any such claim;

(ix) all liquid and solid waste disposal, septic and sewer systems located on the Premises are in a good and safe condition and repair and in compliance, in all material respects, with all Requirements of Law;

(x) no portion of the Premises is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Premises is located within such area, the Mortgagor has obtained the insurance prescribed in Article VIII hereof; and

(xi) there are no options or rights of first refusal to purchase or acquire all or any portion of the Mortgaged Property.

SECTION 3.4. Leases. The Mortgagor represents and warrants that:

(i) the Leases identified in the Real Property Officers’ Certificate are the only Leases in existence on the date hereof with respect to the Premises;

(ii) true copies of such Leases have been previously delivered to the Mortgagee and there are no agreements with any Tenant under such Leases other than those agreements expressly set forth therein;

(iii) the Mortgagor is the sole owner of all of the Mortgagor’s Interest in such Leases;

(iv) to the best of Mortgagor’s knowledge, each of such Leases is in full force and effect, constitutes a legal, valid and binding obligation of the Mortgagor and the applicable Tenant thereunder, and is enforceable against the Mortgagor and such Tenant in accordance with its terms;

(v) there is no default under any of such Leases and there is existing no condition which with the giving of notice or passage of time or both would cause a default thereunder;

(vi) all Rents due under such Leases have been paid in full;

(vii) none of the Rents reserved under such Leases have been assigned or otherwise pledged or hypothecated except in favor of the Mortgagee pursuant to the provisions hereof;

(viii) none of the Rents (other than any security deposit collected in accordance with the provisions of the applicable Lease) have been collected for more than one (1) month in advance;

(ix) to the best of Mortgagor’s knowledge, there exists no offsets or defenses to the payment of any portion of the Rents and the Mortgagor owes no monetary obligation to any Tenant under any such Lease;

(x) the Mortgagor has received no notice from any Tenant challenging the validity or enforceability of any such Lease;

(xi) no such Lease contains any option to purchase, right of first refusal to purchase, right of first refusal to relet, or any other similar provision; and

(xii) each such Lease is either subordinate to this Mortgage pursuant to its terms or is otherwise reasonably satisfactory to Mortgagee.

SECTION 3.5. Insurance. The Mortgagor represents and warrants that (i) the Premises and the use, occupancy and operation thereof comply with all Insurance Requirements and there exists no default under any Insurance Requirement, (ii) all premiums due and payable with respect to the Insurance Policies have been paid, (iii) all Insurance Policies are in full force and effect and the Mortgagor has not received notice of violation or cancellation thereof and (iv) all Insurance Policies or Insurance Certificates have been delivered to the Mortgagee in form satisfactory to the Mortgagee.

SECTION 3.6. Charges . The Mortgagor represents and warrants that all Charges imposed upon or assessed against the Mortgaged Property have been paid and discharged except to the extent such Charges constitute a Lien not yet due and payable or to the extent such Charges are being contested in accordance with Section 9.1 hereof.

SECTION 3.7. Environmental. The Mortgagor represents and warrants that:

(i) it has obtained all Permits which are necessary with respect to the ownership and operation of its business and the Mortgaged Property under any and all applicable Environmental Laws and is in compliance with all terms and conditions thereof;

(ii) it is in compliance, in all material respects, with any and all applicable Environmental Laws including, without limitation, all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws;

(iii) Mortgagor has received no notice of any civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice of demand letter pending or threatened against it or any Affiliate under the Environmental Laws which could result in a fine, penalty or other cost or expense; and

(iv) to the best of Mortgagor’s knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance with the Environmental Laws, or which may give rise to any common law or legal liability including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Law or related common law theory or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials which could result in a fine, penalty or other cost or expense.

SECTION 3.8. No Conflicts, Consents, etc. Neither the execution and delivery hereof by the Mortgagor nor the consummation of the transactions herein contemplated nor the fulfillment of the terms hereof (i) violates the terms of any agreement, indenture, mortgage, deed of trust, equipment lease, instrument or other document to which the Mortgagor is a party, or by which it may be bound or to which any of its properties or assets may be subject, (ii) conflicts with any Requirement of Law applicable to the Mortgagor or its property or (iii) results in or requires the creation or imposition of any Lien (other than the Lien contemplated hereby) upon or with respect to any of the Mortgaged Property. No consent of any party (including, without limitation, equityholders or creditors of the Mortgagor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for (i) the granting of a mortgage Lien on and security interest in the Mortgaged Property by the Mortgagor granted by it pursuant to this Mortgage or for the execution, delivery or performance hereof by the Mortgagor except for the filing of this Mortgage and the other filings contemplated hereby or (ii) the exercise by the Mortgagee of the remedies in respect of the Mortgaged Property pursuant to this Mortgage.

SECTION 3.9. Benefit to the Mortgagor. The Mortgagor represents and warrants that it will receive substantial benefit as a result of the execution, delivery, and performance of the Indenture, the Notes and the Security Documents.

SECTION 3.10. Mortgaged Leases . Mortgagor represents, warrants and covenants the following with respect to each Mortgaged Leases:

(a) (i) Each Mortgaged Lease creates a valid and subsisting leasehold interest in Mortgagor, superior and paramount to all other Leases respecting the property which is demised to Mortgagor under each Mortgaged Lease except for the Leases (if any) identified as Prior Liens, (ii) each Mortgaged Lease is in full force and effect, and except for any cure obligations necessary for the assumption of either Mortgaged Lease pursuant to the United States Bankruptcy Code, to Mortgagor’s best knowledge no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or would entitle Mortgagor or any party under any Mortgaged Lease to cancel the same or otherwise avoid its obligations, (iii) no Mortgaged Lease is subject to any defenses, offsets or counterclaims to the Mortgagor’s best knowledge and there have been no renewals or extensions of or supplements, modifications or amendments to any Mortgaged Lease not previously disclosed to Mortgagee and (iv) all rent, additional rent and other sums owed by Mortgagor under each Mortgaged Lease through the date hereof have been paid.

(b) Except for this Mortgage or other assignments in favor of Mortgagee, Mortgagor has not executed any assignment or pledge of any Mortgaged Lease or of Mortgagor’s right, title and interest in the same, which now is in effect.

(c) This Mortgage conforms and complies with the terms of each Mortgaged Lease, does not constitute a violation under any Mortgaged Lease and is and at all times shall constitute a valid lien (subject only to those matters permitted by this Mortgage) on Mortgagor’s interests in each Mortgaged Lease.

(d) Promptly after the date hereof, and again promptly after execution of any amendment to this Mortgage, Mortgagor shall notify the Landlord under the Mortgaged Leases of the execution and delivery of this Mortgage or amendment, as the case may be.

(e) Mortgagor hereby irrevocably delegates to Mortgagee the nonexclusive authority to exercise any or all of Mortgagor’s rights, including the right to give any and all notices to Landlord under each Mortgaged Lease, whether or not Mortgagor has failed to exercise such right. Nothing in the foregoing delegation of authority shall be deemed to impose any obligation or duty upon Mortgagee. Notwithstanding such delegation of authority, Mortgagee grants Mortgagor a revocable exclusive license to exercise such authority which license may only be revoked by Mortgagee upon the occurrence and during the continuance of any Event of Default in accordance with the Indenture.

(f) Mortgagor shall promptly notify Mortgagee in writing of any notice of default received by Mortgagor under any Mortgaged Lease or sent by Mortgagor thereunder. If for any reason Mortgagor cannot timely make any payment under any Mortgaged Lease or perform or comply with any of its obligations under any Mortgaged Lease, Mortgagor shall notify Mortgagee in sufficient time to enable Mortgagee (but Mortgagee shall not be obligated) to timely make such payments and/or to perform or comply with such other obligations. On receipt by Mortgagee from Mortgagor pursuant to this Subsection 3.10(f), or from the Landlord under any Mortgaged Lease, of any such notice of default by, or inability to make any payment by, Mortgagor thereunder, Mortgagee may rely thereon and, after notice to Mortgagor, take such action as Mortgagee deems necessary or desirable to cure such default.

(g) Mortgagor shall not surrender the leasehold estates created by any Mortgaged Lease, or terminate or cancel a Mortgaged Lease prior to its current expiration date, without the prior consent of Mortgagee. Mortgagor shall not, without the prior written consent of Mortgagee, amend, modify, surrender, impair, forfeit, cancel or terminate, or permit the amendment, modification, surrender, impairment, forfeiture, cancellation or termination of any Mortgaged Lease in whole or in part, whether or not a default shall have occurred and shall be continuing under either thereof. Any such termination, cancellation, modification, change, supplement, alteration, amendment or extension without the prior written consent contemplated by this Subsection 3.10(g) shall be void and of no force or effect; provided, however, that Mortgagor shall not have any obligation to renew any Mortgaged Lease, exercise any right, if any, to renew any Mortgaged Lease or exercise any purchase option, if any, under any Mortgaged Lease.

(h) No release or forbearance of any of Mortgagor’s obligations under any Mortgaged Lease, pursuant to the terms thereof, by agreement, operation of law or otherwise, shall release Mortgagor from any of Mortgagor’s obligations under this Mortgage, including, without limitation, the performance of all of the terms, provisions, covenants, conditions and agreements contained in the Mortgaged Leases to be performed by Mortgagor thereunder; provided, however, that should any of the Mortgaged Leases expire in accordance with the terms thereof, this Section 3.10(h) shall not apply.

(i) The leasehold estates of Mortgagor created by each Mortgaged Lease and the estates of Landlord under each Mortgaged Lease shall each at all times remain separate and apart and retain their separate identities, and no merger of the leasehold or easement estates of Mortgagor with the estates of the Landlord will result with respect to Mortgagee or with respect to any purchaser acquiring the Mortgaged Property at any sale on foreclosure of the Lien of this Mortgage without the written consent of Mortgagee. In the event the Mortgagor shall acquire a fee interest or other interest in any of the Land and Improvements demised under any Mortgaged Lease, the Mortgagor shall execute, acknowledge and deliver all instruments requested by the Mortgagee to confirm the Lien evidenced hereby upon such fee estate or other interest.

(j) Mortgagor covenants and agrees that each Mortgaged Lease now is and shall at all times while the Secured Obligations remain outstanding be subject in each and every respect to the terms, conditions and Lien of this Mortgage to the extent of Mortgagor’s leasehold interest in each respective Mortgaged Lease. Mortgagor shall execute, acknowledge and deliver any instruments requested by Mortgagee to confirm the foregoing.

(k) Except as required by each Mortgaged Lease, Mortgagor shall not subordinate, or consent to the subordination of, any Mortgaged Lease to any mortgage, deed of trust or other lien encumbering Landlord’s (under each Mortgaged Lease) estate in the Land demised thereunder.

(l) Mortgagor’s obligations under this Mortgage are independent of and in addition to Mortgagor’s obligations under the Mortgaged Leases. Nothing in this Mortgage shall be construed to require Mortgagor or Mortgagee to take or omit to take any action that would cause a default under any Mortgaged Lease.

(m) Mortgagor shall promptly notify Mortgagee after learning of the commencement of any bankruptcy, reorganization, insolvency or similar proceeding affecting any Landlord under a Mortgaged Lease or the occurrence of any event that could, with the passage of time, constitute such a proceeding. Mortgagor shall also promptly forward to Mortgagee copies of any documents, notices, summonses and other documents that Mortgagor receives in connection with any such Landlord’s bankruptcy or related proceeding.

SECTION 3.11. Treatment of Mortgaged Leases in Bankruptcy. (a) If any Landlord under any Mortgage Lease rejects or disaffirms, or seeks or purports to reject or disaffirm, any such Mortgaged Lease pursuant to any Bankruptcy Law, then Mortgagor shall not exercise the 365(h) Election except as otherwise provided in this paragraph. To the extent permitted by law, Mortgagor shall not suffer or permit the termination of a Mortgaged Lease by exercise of the 365(h) Election or otherwise without Mortgagee’s consent. Mortgagor acknowledges that because the Mortgaged Leases are a primary element of Mortgagee’s security for the Secured Obligations, it is not anticipated that Mortgagee would consent to termination of any Mortgaged Lease. If Mortgagor makes any 365(h) Election in violation of this Mortgage, then such 365(h) Election shall be void and of no force or effect.

(b) Mortgagor hereby assigns to Mortgagee the 365(h) Election with respect to each Mortgaged Lease until the Secured Obligations have been satisfied in full. Mortgagor acknowledges and agrees that the foregoing assignment of the 365(h) Election and related rights is one of the rights that Mortgagee may use at any time to protect and preserve Mortgagee’s other rights and interests under this Mortgage. Mortgagor further acknowledges that exercise of the 365(h) Election in favor of terminating any Mortgaged Lease would constitute waste prohibited by this Mortgage.

(c) Mortgagor acknowledges that if the 365(h) Election is exercised in favor of Mortgagor’s remaining in possession under a Mortgaged Lease, then Mortgagor’s resulting occupancy rights, as adjusted by the effect of Section 365 of the Bankruptcy Code, shall then be part of the Mortgaged Property and shall be subject to the lien of this Mortgage.

SECTION 3.12. Rejection of Mortgaged Lease(s) by Landlord. If a Landlord under any Mortgaged Lease rejects or disaffirms any such Mortgaged Lease or purports or seeks to disaffirm any such Mortgaged Lease pursuant to any Bankruptcy Law, then:

(a) Mortgagor shall remain in possession of the premises demised under any such Mortgaged Lease so rejected or disaffirmed and shall perform all acts necessary for Mortgagor to remain in such possession for the unexpired term of any such Mortgaged Lease, whether the then existing terms and provisions of such Mortgaged Lease require such acts or otherwise; and

(b) All the terms and provisions of this Mortgage and the lien created by this Mortgage shall remain in full force and effect and shall extend automatically to all of Mortgagor’s rights and remedies arising at any time under, or pursuant to, Section 365(h) of the Bankruptcy Code, including all of Mortgagor’s rights to remain in possession of the Land.

SECTION 3.13. Assignment of Claims to Mortgagee . Mortgagor, immediately upon learning that a Landlord under any Mortgaged Lease has failed to perform the terms and provisions thereunder (including by reason of a rejection or disaffirmance or purported rejection or disaffirmance of any such Mortgaged Lease pursuant to any Bankruptcy Law), shall notify Mortgagee of any such failure to perform. Mortgagor unconditionally assigns, transfers, and sets over to Mortgagee any and all damage claims thereunder. This assignment constitutes a present, irrevocable, and unconditional assignment of all damage claims under the Mortgaged Leases, and shall continue in effect until the Secured Obligations have been satisfied in full. Notwithstanding the foregoing, Mortgagee grants to Mortgagor a revocable license to exercise any such

Mortgaged Lease damage claims which license may only be revoked by Mortgagee upon the occurrence and during the continuance of any Event of Default.

SECTION 3.14. New Lease Issued to Mortgagee. If any Mortgaged Lease is for any reason whatsoever terminated before the expiration of its term and, pursuant to any provision thereof, Mortgagee or its designee shall acquire from Landlord thereunder a new lease of the relevant Leased Premises, then Mortgagor shall have no right, title or interest in or to such new leases or the estates created thereby.

ARTICLE IV

CERTAIN COVENANTS OF MORTGAGOR

SECTION 4.1. Preservation of Corporate Existence. The Mortgagor shall:

(i) preserve and maintain in full force and effect its existence and good standing under the laws of the jurisdiction of its organization;

(ii) preserve and maintain in full force and effect its qualification to transact business and good standing in the state in which the Mortgaged Property is located; and

(iii) preserve and maintain in full force and effect all consents, authorizations and approvals necessary or required of any Governmental Authority or any other Person relating to the execution, delivery and performance hereof.

SECTION 4.2. Title. The Mortgagor shall:

(i) (A) keep in effect all rights and appurtenances to or that constitute a part of the Mortgaged Property and (B) protect, preserve and defend its interest in the Mortgaged Property and title thereto;

(ii) (A) comply with each of the terms, conditions and provisions of any obligation of the Mortgagor which is secured by the Mortgaged Property or the noncompliance with which may result in the imposition of a Lien on the Mortgaged Property, (B) forever warrant and defend to the Mortgagee the Lien and security interests created and evidenced hereby and the validity and priority hereof in any action or proceeding against the claims of any and all Persons whomsoever affecting or purporting to affect the Mortgaged Property or any of the rights of the Mortgagee hereunder, and (C) maintain a valid and enforceable first priority Lien, except against Permitted Collateral Liens (other than the Lien created by this Mortgage) on the Mortgaged Property and, to the extent any of the Mortgaged Property shall consist of Fixtures, a first priority security interest in the Mortgaged Property, which first priority Lien and security interest shall be subject only to Permitted Collateral Liens; and

(iii) immediately upon obtaining knowledge of the pendency of any proceedings for the eviction of the Mortgagor from the Mortgaged Property or any part thereof by paramount title or otherwise questioning the Mortgagor’s right, title and interest in, to and under the Mortgaged Property as warranted in this Mortgage, or of any condition that could give rise to any such proceedings, notify the Mortgagee thereof. The Mortgagee may participate in such proceedings and the Mortgagor will deliver or cause to be delivered to the Mortgagee all instruments requested by the Mortgagee to permit such participation. In any such proceedings, the Mortgagee may be represented by counsel satisfactory to the Mortgagee at the expense of the Mortgagor. If, upon the resolution of such proceedings, the Mortgagor shall suffer a loss of the Mortgaged Property or any part thereof or interest therein and title insurance proceeds shall be payable in connection therewith, such proceeds are hereby assigned to and shall be paid to the Mortgagee for deposit into the Collateral Account and shall be applied in the manner applicable to Net Loss Proceeds in accordance with the provisions of Section 4.10 of the Indenture.

SECTION 4.3. Maintenance and Use of Mortgaged Property; Alterations .

(i) Maintenance. The Mortgagor shall cause the representations and warranties set forth in Section 3.3 hereof to continue to be true in each and every respect and shall pay or cause to be paid when due all Charges, costs and expenses relating thereto.

(ii) Maintenance of Premises. The Mortgagor shall, at all times, maintain and preserve the Premises in accordance with Section 13.3 of the Indenture. The Mortgagor shall (A) not, except as permitted in Section 4.3(iii) hereof, alter the occupancy or use of all or any portion of the Premises without the prior written consent of the Mortgagee and (B) take all other actions which from the character or use of the Premises may be necessary or appropriate to maintain and preserve its value. Except to the extent permitted pursuant to the provisions of Section 4.3(iii) hereof, the Mortgagor shall not remove, demolish or alter the design or structural character of any Improvement now or hereafter erected upon all or any portion of the Premises, or permit any such removal, demolition or alteration, without the prior written consent of the Mortgagee.

(iii) Alterations. The Mortgagor shall not make any Alterations to the Premises except as permitted by Section 10.7(ii) of the Indenture. The Mortgagor shall (A) complete each Alteration promptly, in a good workmanlike manner and in compliance with all applicable local laws, ordinances and requirements and (B) pay when due all claims for labor performed and materials furnished in connection with such Alteration, unless contested in accordance with the provisions of Article IX hereof.

(iv) Permits. The Mortgagor shall maintain, or cause to be maintained, in full force and effect all material Permits contemplated by and subject to Section 3.3(i) hereof, except where failure to maintain the same could not reasonably be expected to result in a material adverse effect on the condition, use, operation or value of the Mortgaged Property. Unless and to the extent contested by the Mortgagor in accordance with the provisions of Article IX hereof, the Mortgagor shall comply, in all material respects, with all requirements set forth in the Permits, all Requirements of Law applicable to all or any portion of the Mortgaged Property or the condition, use or occupancy of all or any portion thereof and any recorded deed of restriction, declaration, covenant running with the land or otherwise, now or hereafter in force, subject to the provisions of Section 3.3 hereof, unless Mortgagor’s failure to so comply could not reasonably be expected to result in a material adverse effect on the condition, use, operation or value of the Mortgaged Property.

(v) Zoning. The Mortgagor shall not initiate, join in, or consent to any change in the zoning or any other permitted use classification of the Premises without the prior written consent of the Mortgagee, except where any such change could not reasonably be expected to result in a material adverse effect on the condition, use, operation or value of the Mortgaged Property.

SECTION 4.4. Notices Regarding Certain Defaults. The Mortgagor shall, promptly upon receipt of any written notice regarding (i) any default by the Mortgagor relating to the Mortgaged Property or any portion thereof or (ii) the failure to discharge any of Mortgagor’s obligations with respect to the Mortgaged Property or any portion thereof described herein, furnish a copy of such notice to the Mortgagee.

SECTION 4.5. Access to Mortgaged Property, Books and Records; Other Information. Upon request to the Mortgagor, the Mortgagee, its agents, accountants and attorneys shall have full and free access to visit and inspect, as applicable, during normal business hours and such other reasonable time as may be requested in advance by the Mortgagee to all of the Mortgaged Property including, without limitation, all of the books, correspondence and records of the Mortgagor relating thereto. The Mortgagee and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and the Mortgagor agrees to render to the Mortgagee at the Mortgagor’s cost and expense, such clerical and other assistance as may be reasonably requested by the Mortgagee with regard thereto. The Mortgagor shall, at any and all times, within a reasonable time after written request by the Mortgagee, furnish or cause to be furnished to the Mortgagee, in such manner and in such detail as may be reasonably requested by the Mortgagee, additional information with respect to the Mortgaged Property.

SECTION 4.6. Limitation on Liens; Transfer Restrictions. The Mortgagor may not, without the prior written consent of the Mortgagee, further mortgage, encumber, hypothecate or permit any Lien against all or any part of the Mortgaged Property or suffer or allow any of the foregoing to occur by operation of law or otherwise; provided, however, that the Mortgagor shall have the right to suffer to exist the following Liens in respect of the Mortgaged Property: (i) Prior Liens (but not extensions, amendments, supplements or replacements of Prior Liens unless consented to by the Mortgagee) and (ii) Liens described in clauses (1), (2), (4), (5), (7B) and 14 of the definition of Permitted Liens (the Liens described in clauses (i) and (ii) of this sentence, collectively, “Permitted Collateral Liens”). The Mortgagor may not sell, convey or assign all or any portion of the Mortgaged Property other than in accordance with the applicable provisions of the Indenture.

SECTION 4.7. Estoppel Certificates. The Mortgagor shall, from time to time, upon ten (10) Business Days’ prior written request of the Mortgagee, execute, acknowledge and deliver to the Mortgagee an Officers’ Certificate stating that this Mortgage, the Indenture, the Notes and the Security Documents are unmodified and in full force and effect (or, if there have been modifications, that this Mortgage, the Indenture, the Notes and the Security Documents, as applicable, are in full force and effect as modified and setting forth such modifications) and stating the date to which principal and interest have been paid on the Notes.

ARTICLE V

LEASES

SECTION 5.1. Mortgagor’s Affirmative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall:

(i) observe and perform, in all material respects, all the obligations imposed upon the Landlord under such Lease;

(ii) enforce all of the terms, covenants and conditions contained in such Lease upon the part of the Tenant thereunder to be observed or performed to the extent it would be commercially reasonable to do so.

SECTION 5.2. Mortgagor’s Negative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall not, without the prior written consent of the Mortgagee:

(i) receive or collect, or permit the receipt or collection of, any Rent under such Lease more than one (1) month in advance of the respective period in respect of which such Rent is to accrue, except:

(A) in connection with the execution and delivery of such Lease (or of any amendment to such Lease), Rent thereunder may be collected and received in advance in an amount not in excess of one (1) month’s Rent;

(B) the amount held by Landlord as a reasonable security deposit thereunder; and

(C) any amount received and collected for escalation and other charges in accordance with the terms of such Lease;

(ii) assign, transfer or hypothecate (other than to the Mortgagee hereunder) any Rent under such Lease whether then due or to accrue in the future or the interest of the Mortgagor as Landlord under such Lease;

(iii) enter into any amendment or modification of such Lease which would violate Section 13.2 of the Indenture;

(iv) terminate (whether by exercising any contractual right of the Mortgagor to recapture leased space or otherwise) or permit the termination of such Lease or accept surrender of all or any portion of the space demised under such Lease prior to the end of the term thereof or accept assignment of such Lease to the Mortgagor, unless:

(A) the Tenant under such Lease has not paid the equivalent of two (2) months’ rent and the Mortgagor has made reasonable efforts to collect such rent; or

(B) it would be commercially reasonable to terminate such Lease; or

(v) waive, excuse, condone or in any manner discharge or release any Tenants of or from the obligations of such Tenants under their respective Leases or guarantors of Tenants from obligations under any guarantees of the Leases, except as the same would be done by a Prudent Operator with due regard for the security afforded the Mortgagee thereby.

SECTION 5.3. Additional Requirements with Respect to New Leases. In addition to the requirements of Sections 5.1 and 5.2 hereof, the Mortgagor shall not enter into any Lease after the date hereof unless such Lease does not violate clause (5) of Section 13.1 and Section 13.2 of the Indenture.

ARTICLE VI

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 6.1. Present Assignment; License to the Mortgagor . Section 2.2 of this Mortgage constitutes a present, absolute, effective, irrevocable and complete assignment by Mortgagor to the Mortgagee of the Leases and Rents and the right, subject to applicable law, to collect all sums payable to Mortgagor thereunder and apply the same as Mortgagee may, in its sole discretion, determine to be appropriate (including the payment of costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), which is not conditioned upon Mortgagee being in possession of the Premises. The Mortgagee hereby grants to the Mortgagor, however, a license to collect and apply the Rents and to enforce the obligations of Tenants under the Leases. Immediately upon the occurrence and during the continuance of any Event of Default, the license granted in the immediately preceding sentence shall cease and terminate, with or without any notice, action or proceeding or the intervention of a receiver appointed by a court.

SECTION 6.2. Collection of Rents by the Mortgagee . (i) Any Rents receivable by the Mortgagee hereunder, after payment of all proper costs and charges as Mortgagee may, in its sole discretion, determine to be appropriate (including the payment of costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), shall be applied to the Secured Obligations in accordance with the terms of the Intercreditor Agreement or, at the option of the Mortgagee, shall be held by the Mortgagee as additional collateral to secure the performance by the Mortgagor of the Secured Obligations. The Mortgagee shall be accountable to the Mortgagor only for Rents actually received by the Mortgagee. The collection of such Rents and the application thereof shall not cure or waive any Event of Default or waive, modify or affect notice of Event of Default or invalidate any act done pursuant to such notice.

(ii) The Mortgagor hereby irrevocably authorizes and directs Tenant under each Lease to rely upon and comply with any and all notices or demands from the Mortgagee for payment of Rents to the Mortgagee and the Mortgagor shall have no claim against Tenant for Rents paid by Tenant to the Mortgagee pursuant to such notice or demand.

SECTION 6.3. No Release. Neither this Mortgage nor any action or inaction on the part of the Mortgagee shall release Tenant under any Lease, any guarantor of any Lease or the Mortgagor from any of their respective obligations under such Leases or constitute an assumption of any such obligation on the part of the Mortgagee. No action or failure to act on the part of the Mortgagor shall adversely affect or limit the rights of the Mortgagee under this Mortgage or, through this Mortgage, under such Leases. Nothing contained herein shall operate or be construed to (i) obligate the Mortgagee to perform any of the terms, covenants or conditions contained in any Lease or otherwise to impose any obligation upon the Mortgagee with respect to such Lease (including, without limitation, any obligation arising out of any covenant of quiet enjoyment contained in such Lease in the event that Tenant under such Lease shall have been joined as a party defendant in any action by which the estate of such Tenant shall be terminated) or (ii) place upon the Mortgagee any obligation for the operation, control, care, management or repair of the Premises.

SECTION 6.4. Irrevocable Interest . All rights, powers and privileges of the Mortgagee herein set forth are coupled with an interest and are irrevocable, subject to the terms and conditions hereof, and the Mortgagor shall not take any action under the Leases or otherwise which is inconsistent with this Mortgage or any of the terms hereof and any such action inconsistent herewith or therewith shall be void.

SECTION 6.5. Amendment to Leases. Each Lease, including, without limitation, all amendments, modifications, supplements, replacements, extensions and renewals thereof, shall continue to be subject to the provisions hereof without the necessity of any further act by any of the parties hereto.

ARTICLE VII

TAXES AND CERTAIN STATUTORY LIENS

SECTION 7.1. Payment of Charges. Unless and to the extent contested by the Mortgagor in accordance with the provisions of Article IX hereof, the Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time when the same shall become due, all Charges. The Mortgagor shall, upon the Mortgagee’s request, deliver to the Mortgagee receipts evidencing the payment of all such Charges.

SECTION 7.2. Intentionally Deleted

SECTION 7.3. Certain Statutory Liens. Unless and to the extent contested by the Mortgagor in accordance with the provisions of Article IX hereof, the Mortgagor shall timely pay, or cause to be paid, all lawful claims and demands of mechanics, materialmen, laborers, government agencies administering worker’s compensation insurance, old age pensions and social security benefits and all other claims, judgments, demands or amounts of any nature which, if unpaid, might result in, or permit the creation of, a Lien on the Mortgaged Property or any part thereof, or which might result in forfeiture of all or any part of the Mortgaged Property.

SECTION 7.4. Stamp and Other Taxes. Unless and to the extent contested by the Mortgagor in accordance with the provisions of Article IX hereof, the Mortgagor shall pay any United States documentary stamp taxes, with interest and fines and penalties, and any mortgage recording taxes, with interest and fines and penalties, that may hereafter be levied, imposed or assessed under or upon or by reason hereof or the Secured Obligations or any instrument or transaction affecting or relating to either thereof and in default thereof the Mortgagee may advance the same and the amount so advanced shall be payable by the Mortgagor to the Mortgagee in accordance with the provisions of Section 14.5 hereof.

SECTION 7.5. Certain Tax Law Changes. In the event of the passage after the date hereof of any law deducting from the value of real property, for the purpose of taxation, amounts in respect of any Lien thereon or changing in any way the laws for the taxation of mortgages or debts secured by mortgages for state or local purposes or the manner of the collection of any Charges, and imposing any Charges, either directly or indirectly, on this Mortgage, the Indenture or any other Security Document, the Mortgagor shall promptly pay to the Mortgagee such amount or amounts as may be necessary from time to time to pay any such Charges.

SECTION 7.6. Proceeds of Tax Claim. In the event that the proceeds of any tax claim are paid after the Mortgagee has exercised its right to foreclose the Lien hereof, such proceeds shall be paid to the Mortgagee to satisfy any deficiency remaining after such foreclosure. The Mortgagee shall retain its interest in the proceeds of any tax claim during any redemption period. The amount of any such proceeds in excess of any deficiency claim of the Mortgagee shall in a reasonably prompt manner be released to the Mortgagor.

ARTICLE VIII

INSURANCE

SECTION 8.1. Required Insurance Policies and Coverages. The Mortgagor shall maintain in respect of the Premises the insurance policies and coverages required by Section 13.7 of the Indenture.

SECTION 8.2. Delivery After Foreclosure . In the event that the proceeds of any insurance claim are paid after the Mortgagee has exercised its right to foreclose the Lien hereof, such proceeds shall be paid to the Mortgagee to satisfy any deficiency remaining after such foreclosure. Mortgagee shall retain its interest in the Insurance Policies required to be maintained pursuant to this Mortgage during any redemption period.

ARTICLE IX

CONTESTING OF PAYMENTS

SECTION 9.1 Contesting of Taxes and Certain Statutory Liens. The Mortgagor may at its own expense contest the validity, amount or applicability of any Charges as long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of the Indenture.

SECTION 9.2. Contesting of Insurance. The Mortgagor shall not take any action that could be the basis for termination, revocation or denial of any insurance coverage required to be maintained under this Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises and the Mortgagor shall otherwise comply in all respects with all Insurance Requirements in respect of the Premises; provided, however, that the Mortgagor may, at its own expense and after written notice to the Mortgagee, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under Article VIII hereof or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of Article VIII hereof.

ARTICLE X

DESTRUCTION, CONDEMNATION AND RESTORATION

SECTION 10.1. Casualty. If there shall occur any Casualty, individually or in the aggregate, in excess of $1,000,000, the Mortgagor shall promptly send to the Mortgagee a written notice setting forth the nature and extent of such Casualty. The proceeds of any insurance payable in respect of such Casualty are hereby assigned and shall be paid to the Mortgagee. The Net Loss Proceeds arising out of such Casualty shall be applied in accordance with the provisions of Sections 4.19 and 10.3(b) of the Indenture and the Intercreditor Agreement.

SECTION 10.2. Condemnation. If there shall occur any Condemnation or the commencement of any proceeding thereof, the Mortgagor shall immediately notify the Mortgagee upon receiving notice of such Condemnation or commencement of proceedings therefor. The Mortgagee may, at its option, participate in any proceedings or negotiations which might result in any Condemnation, and the Mortgagor shall deliver or cause to be delivered to the Mortgagee all instruments requested by it to permit such participation. The Mortgagee may be represented by counsel reasonably satisfactory to it at the reasonable expense of the Mortgagor in connection with any such participation. The Mortgagor shall pay all reasonable fees, costs and expenses incurred by the Mortgagee in connection with any Condemnation and in seeking and obtaining any award or payment on account thereof. Any proceeds, award or payment in respect of any Condemnation, or any settlement in lieu thereof, are hereby assigned and shall be paid to the Mortgagee. The Mortgagor shall take all steps necessary to notify the condemning authority of such assignment. The Net Loss Proceeds arising out of such Condemnation shall be applied in accordance with the provisions of Sections 4.19 and 10.3(b) of the Indenture and the Intercreditor Agreement.

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

SECTION 11.1. Events of Default. It shall be an Event of Default hereunder if there shall have occurred and be continuing an Event of Default under the Indenture.

SECTION 11.2. Remedies in Case of an Event of Default. If any Event of Default shall have occurred and be continuing, the Mortgagee may at its option, in addition to any other action permitted under this Mortgage or the Indenture or by law, statute or in equity, take one or more of the following actions to the greatest extent permitted by local law:

(i) by written notice to the Mortgagor, declare the entire unpaid amount of the Secured Obligations to be due and payable immediately;

(ii) personally, or by its agents or attorneys, (A) enter into and upon and take possession of all or any part of the Premises together with the books, records and accounts of the Mortgagor relating thereto and, exclude the Mortgagor, its agents and servants wholly therefrom, (B) use, operate, manage and control the Premises and conduct the business thereof, (C) maintain and restore the Premises, (D) make all necessary or proper repairs, renewals and replacements and such useful Alterations thereto and thereon as the Mortgagee may deem advisable, (E) manage, lease and operate the Premises and carry on the business thereof and exercise all rights and powers of the Mortgagor with respect thereto either in the name of the Mortgagor or otherwise to the extent permitted by applicable law or (F) collect and receive all Rents. The Mortgagee shall be under no liability for or by reason of any such taking of possession, entry, removal or holding, operation or management except that any amounts so received by the Mortgagee shall be applied in accordance with the applicable provisions of the Indenture and the Intercreditor Agreement;

(iii) with or without entry, personally or by its agents or attorneys, (A) sell the Mortgaged Property and all estate, right, title and interest, claim and demand therein at one or more sales in one or more parcels, in accordance with the provisions of Section 11.3 or (B) institute and prosecute proceedings for the complete or partial foreclosure of the Lien and security interests created and evidenced hereby; or

(iv) take such steps to protect and enforce its rights whether by action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement in the Indenture, the Notes and the Security Documents, or in aid of the execution of any power granted in this Mortgage, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as the Mortgagee shall elect.

SECTION 11.3. Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale. (i) If any Event of Default shall have occurred and be continuing, the Mortgagee may institute an action to foreclose this Mortgage or take such other action as may be permitted and available to the Mortgagee at law or in equity for the enforcement of the Indenture and the Notes and realization on the Mortgaged Property and proceeds thereon through power of sale or to final judgment and execution thereof for the Secured Obligations, and in furtherance thereof this Mortgage shall be subject to foreclosure and may be foreclosed as now provided by law in case of past due mortgages, and Mortgagee shall be authorized, at its option, whether or not possession of the Mortgaged Property is taken, after giving notice by publication once a week for three (3) consecutive weeks of the time, place and terms of each such sale, together with a description of the Mortgaged Property, by publication in a newspaper published in the county or counties wherein the Mortgaged Property or any part thereof is located, to sell the Mortgaged Property (or such part or parts thereof as Mortgagee may from time to time elect to sell) in front of such county’s main or front courthouse door, at public outcry, to the highest bidder for cash. The purchaser at any such sale or sales shall be under no obligation to see to the proper application of the purchase money. At any foreclosure sale, any part or all of the Mortgaged Property, real, personal or mixed, may be offered for sale in parcels or en masse for one total price, the proceeds of any such sale en masse to be accounted for in one account without distinction between the items included therein or without assigning to them any proportion of such proceeds, Mortgagor hereby waiving the application of any doctrine of marshaling or like proceeding. In case Mortgagee, in the exercise of the power of sale herein given, elects to sell the Mortgaged Property in parts or parcels, sales thereof may be held from time to time, and the power of sale granted herein shall not be fully exercised until all of the Mortgaged Property not previously sold shall have been sold or all the Secured Obligations shall have been paid in full. The Mortgagee may execute and deliver to the purchaser at such sale a conveyance of the Mortgaged Property in fee simple and an assignment or conveyance of all the Mortgagor’s Interest in the Leases and the Mortgaged Property, each of which conveyances and assignments shall contain recitals as to the Event of Default upon which the execution of the power of sale herein granted depends, and the Mortgagor hereby constitutes and appoints the Mortgagee the true and lawful attorney in fact of the Mortgagor to make any such recitals, sale, assignment and conveyance, and all of the acts of the Mortgagee as such attorney in fact are hereby ratified and confirmed. The Mortgagor agrees that such recitals shall be binding and conclusive upon the Mortgagor and that any assignment or conveyance to be made by the Mortgagee shall divest, to the greatest extent permitted by law, the Mortgagor of all right, title, interest, equity and right of redemption, including any statutory redemption, in and to the Mortgaged Property. The power and agency hereby granted are coupled with an interest and are irrevocable by death or dissolution, or otherwise, and are in addition to any and all other remedies which the Mortgagee may have hereunder, at law or in equity. So long as the Secured Obligations, or any part thereof, remain unpaid, the Mortgagor agrees that possession of the Mortgaged Property by the Mortgagor, or any person claiming under the Mortgagor, shall be as tenant, and, in case of a sale under power or upon foreclosure as provided in this Mortgage, the Mortgagor and any person in possession under the Mortgagor, as to whose interest such sale was not made subject, shall, at the option of the purchaser at such sale, then become and be tenants holding over, and shall forthwith deliver possession to such purchaser, or be summarily dispossessed in accordance with the laws applicable to tenants holding over. In case of any sale under this Mortgage by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Mortgaged Property may be sold as an entirety or in separate parcels in such manner or order as the Mortgagee in its sole discretion may elect. One or more exercises of powers herein granted shall not extinguish or exhaust such powers, until the entire Mortgaged Property is sold or all amounts secured hereby are paid in full.

(ii) In the event of any sale made under or by virtue of this Article XI, the entire principal of, and interest in respect of the Secured Obligations, if not previously due and payable, shall, at the option of the Mortgagee, immediately become due and payable, anything in this Mortgage to the contrary notwithstanding.

(iii) The proceeds of any sale made under or by virtue of this Article XI, together with any other sums which then may be held by the Mortgagee under this Mortgage, whether under the provisions of this Article XI or otherwise, shall be applied in accordance with the provisions of the Intercreditor Agreement.

(iv) The Mortgagee may bid for and acquire the Mortgaged Property or any part thereof at any sale made under or by virtue of this Article XI and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts (whether or not then due and owing) in respect of the Secured Obligations, after deducting from the sales price the expense of the sale and the reasonable costs of the action or proceedings and any other sums that the Mortgagee is authorized to deduct under this Mortgage.

(v) The Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and, the Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(vi) If the Premises is comprised of more than one parcel of land, the Mortgagee may take any of the actions authorized by this Section 11.3 in respect of any or a number of individual parcels.

SECTION 11.4. Additional Remedies in Case of an Event of Default. (i) The Mortgagee shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions hereof, and the right of the Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions hereof, or the foreclosure of, or absolute conveyance pursuant to, this Mortgage. In case of proceedings against the Mortgagor in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, the Mortgagee shall be entitled to prove the whole amount of principal and interest and other payments, charges and costs due in respect of the Secured Obligations to the full amount thereof without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property; provided, however, that in no case shall the Mortgagee receive a greater amount than the aggregate of such principal, interest and such other payments, charges and costs (with interest at the Default Rate) from the proceeds of the sale of the Mortgaged Property and the distribution from the estate of the Mortgagor.

(ii) Any recovery of any judgment by the Mortgagee and any levy of any execution under any judgment upon the Mortgaged Property shall not affect in any manner or to any extent the Lien and security interests created and evidenced hereby upon the Mortgaged Property or any part thereof, or any conveyances, powers, rights and remedies of the Mortgagee hereunder, but such conveyances, powers, rights and remedies shall continue unimpaired as before.

(iii) Any monies collected by the Mortgagee under this Section 11.4 shall be applied in accordance with the provisions of Section 11.3(iii).

SECTION 11.5. Legal Proceedings After an Event of Default. (i) After the occurrence of any Event of Default and during its continuance and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the Secured Obligations or any part thereof, or of any proceedings to foreclose the Lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, the Mortgagor shall enter its voluntary appearance in such action, suit or proceeding.

(ii) Upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the Secured Obligations or any part thereof to be due and payable, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Secured Obligations or the solvency or insolvency of any person or entity then legally or equitably liable for the Secured Obligations or any portion thereof. The Mortgagor hereby consents to the appointment of such receiver. Notwithstanding the appointment of any receiver, the Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Indenture to the Mortgagee.

(iii) To the extent permitted by applicable law, the Mortgagor shall not (A) at any time insist upon, or plead, or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance hereof, (B) claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction or (C) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof. To the extent permitted by applicable law, the Mortgagor hereby expressly (A) waives all benefit or advantage of any such law or laws, including, without limitation, any statute of limitations applicable to this Mortgage, (B) waives all rights to have the Mortgaged Property marshalled on any foreclosure of this Mortgage, (C) waives any and all rights to trial by jury in any action or proceeding related to the enforcement hereof, (D) waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in connection with this Mortgage and further waives and agrees not to plead that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (E) covenants not to hinder, delay or impede the execution of any power granted or delegated to the Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted. The Mortgagee shall not be liable for any incorrect or improper payment made pursuant to this Article XI in the absence of negligence or willful misconduct.

SECTION 11.6. Remedies Not Exclusive. No remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Mortgage or now or hereafter existing at law or in equity. Any delay or omission of the Mortgagee to exercise any right or power accruing on any Event of Default shall not impair any such right or power and shall not be construed to be a waiver of or acquiescence in any such Event of Default. Every power and remedy given by this Mortgage may be exercised from time to time concurrently or independently, when and as often as may be deemed expedient by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may elect. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage after the same become due, such acceptance shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums secured by this Mortgage or to declare an Event of Default with regard to subsequent defaults. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage in an amount less than the sum then due, such acceptance shall be deemed an acceptance on account only and on the condition that it shall not constitute a waiver of the obligation of the Mortgagor to pay the entire sum then due, and the Mortgagor’s failure to pay the entire sum then due shall be and continue to be a default hereunder notwithstanding acceptance of such amount on account.

ARTICLE XII

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 12.1. Security Agreement. To the extent that the Mortgaged Property includes personal property or items of personal property which are or are to become fixtures under applicable law, this Mortgage shall also be construed as a security agreement under the UCC; and, upon and during the continuance of an Event of Default, the Mortgagee shall be entitled with respect to such personal property to exercise all remedies hereunder, all remedies available under the UCC with respect to fixtures and all other remedies available under applicable law. Without limiting the foregoing, such personal property may, at the Mortgagee’s option, (i) be sold hereunder together with any sale of any portion of the Mortgaged Property or otherwise, (ii) be sold pursuant to the UCC, or (iii) be dealt with by the Mortgagee in any other manner permitted under applicable law. The Mortgagee may require the Mortgagor to assemble such personal property and make it available to the Mortgagee at a place to be designated by the Mortgagee. The Mortgagor acknowledges and agrees that a disposition of the personal property in accordance with the Mortgagee’s rights and remedies in respect to the Mortgaged Property as heretofore provided is a commercially reasonable disposition thereof; provided, however, that the Mortgagee shall give the Mortgagor not less than ten (10) days’ prior notice of the time and place of any intended disposition.

SECTION 12.2. Fixture Filing. To the extent that the Mortgaged Property includes items of personal property which are or are to become fixtures under applicable law, and to the extent permitted under applicable law, the filing hereof in the real estate records of the county in which such Mortgaged Property is located shall also operate from the time of filing as a fixture filing with respect to such Mortgaged Property, and the following information is applicable for the purpose of such fixture filing, to wit:

Name and address of the debtor:	Name and Address of the secured party:

The Mortgagor having the address described in the Preamble hereof.	The Mortgagee having the address described in the Preamble hereof, from which address information concerning the security interest may be obtained.
The Mortgagor is a limited liability company organized under the laws of the State of Delaware whose Organization Number is 2976349, and whose Taxpayer Identification Number is 52-2139172.

This Financing Statement covers the following types or items of property:

The Mortgaged Property.

This instrument covers goods or items of personal property which are or are to become fixtures upon the real property described in Schedule A attached hereto.

In addition, Mortgagor authorizes the Mortgagee to file appropriate financing and continuation statements under the UCC in effect in the jurisdiction in which the Mortgaged Property is located as may be required by law in order to establish, preserve and protect the liens and security interests intended to be granted to the Mortgagee pursuant to this Mortgage in the Mortgaged Property.

ARTICLE XIII

FURTHER ASSURANCES

SECTION 13.1. Recording Documentation To Assure Security. The Mortgagor shall, forthwith after the execution and delivery hereof and thereafter, from time to time, upon the request of Mortgagee, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any thereof or to any property intended to be subject to the Lien hereof to be filed, registered and recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the validity and priority thereof or the Lien hereof purported to be created upon the Mortgaged Property and the interest and rights of the Mortgagee therein. The Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all reasonable expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments.

SECTION 13.2. Further Acts. The Mortgagor shall, at the sole cost and expense of the Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as the Mortgagee shall from time to time reasonably request, which may be necessary in the reasonable judgment of the Mortgagee from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto the Mortgagee, the property and rights hereby conveyed or assigned or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof. Without limiting the generality of the foregoing, in the event that the Mortgagee desires to exercise any remedies, consensual rights or attorney-in-fact powers set forth in this Mortgage and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Mortgagee, the Mortgagor agrees to use commercially reasonable efforts to assist and aid the Mortgagee to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers. In the event the Mortgagor shall fail after demand to execute any instrument or take any action required to be executed or taken by the Mortgagor under this Section 13.2, the Mortgagee may execute or take the same as the attorney–in–fact for the Mortgagor, such power of attorney being coupled with an interest and is irrevocable.

SECTION 13.3. Additional Security. Without notice to or consent of the Mortgagor and without impairment of the Lien and rights created by this Mortgage, the Mortgagee may accept (but the Mortgagor shall not be obligated to furnish) from the Mortgagor or from any other Person, additional security for the Secured Obligations. Neither the giving hereof nor the acceptance of any such additional security shall prevent the Mortgagee from resorting, first, to such additional security, and, second, to the security created by this Mortgage without affecting the Mortgagee’s Lien and rights under this Mortgage.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1. Covenants To Run with the Land. All of the grants, covenants, terms, provisions and conditions in this Mortgage shall run with the Land and shall apply to, and bind the successors and assigns of, the Mortgagor. If there shall be more than one mortgagor with respect to the Mortgaged Property, the covenants and warranties hereof shall be joint and several.

SECTION 14.2. No Merger. The rights and estate created by this Mortgage shall not, under any circumstances, be held to have merged into any other estate or interest now owned or hereafter acquired by the Mortgagee unless the Mortgagee shall have consented to such merger in writing.

SECTION 14.3. Concerning Mortgagee. (i) The Mortgagee has been appointed as trustee pursuant to the Indenture. The actions of the Mortgagee hereunder are subject to the provisions of the Indenture. The Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Mortgaged Property), in accordance with this Mortgage and the Indenture. The Mortgagee may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Mortgagee may resign and a successor Mortgagee may be appointed in the manner provided in the Indenture. Upon the acceptance of any appointment as the Mortgagee by a successor Mortgagee, that successor Mortgagee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee under this Mortgage, and the retiring Mortgagee shall thereupon be discharged from its duties and obligations under this Mortgage. After any retiring Mortgagee’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Mortgagee.

(ii) The Mortgagee shall be deemed to have exercised reasonable care in the custody and preservation of the Mortgaged Property in its possession if such Mortgaged Property is accorded treatment substantially equivalent to that which the Mortgagee, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Mortgagee nor any of the Secured Parties shall have responsibility for taking any necessary steps to preserve rights against any Person with respect to any Mortgaged Property.

(iii) The Mortgagee shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Mortgage and its duties hereunder, upon advice of counsel selected by it.

(iv) If any portion of the Mortgaged Property also constitutes collateral granted to the Mortgagee under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Mortgagee, in its sole discretion, shall select which provision or provisions shall control.

SECTION 14.4. Mortgagee May Perform; Mortgagee Appointed Attorney-in-Fact. If the Mortgagor shall fail to perform any covenants contained in this Mortgage (including, without limitation, the Mortgagor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of the Mortgagor under any Mortgaged Property) or if any warranty on the part of the Mortgagor contained herein shall be breached, the Mortgagee may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Mortgagee shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which the Mortgagor fails to pay or perform as and when required hereby and which the Mortgagor does not contest in accordance with the provisions of Article IX hereof. Any and all amounts so expended by the Mortgagee shall be paid by the Mortgagor in accordance with the provisions of Section 14.5 hereof. Neither the provisions of this Section 14.4 nor any action taken by the Mortgagee pursuant to the provisions of this Section 14.4 shall prevent any such failure to observe any covenant contained in this Mortgage nor any breach of warranty from constituting an Event of Default. The Mortgagor hereby appoints the Mortgagee its attorney-in-fact, with full authority in the place and stead of the Mortgagor and in the name of the Mortgagor to take any action and to execute any instrument consistent with the terms hereof and the other Security Documents which the Mortgagee may deem necessary or advisable to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 14.5. Expenses. The Mortgagor will upon demand pay to the Mortgagee the amount of any and all third-party costs and expenses, including the reasonable fees and expenses of its counsel and the fees and expenses of any experts and agents which the Mortgagee may incur in connection with (i) any action, suit or other proceeding affecting the Mortgaged Property or any part thereof commenced, in which action, suit or proceeding the Mortgagee is made a party or participates or in which the right to use the Mortgaged Property or any part thereof is threatened, or in which it becomes necessary in the reasonable judgment of the Mortgagee to defend or uphold the Lien hereof (including, without limitation, any action, suit or proceeding to establish or uphold the compliance of the Mortgaged Property with any Requirements of Law), (ii) the collection of the Secured Obligations, (iii) the enforcement and administration hereof, (iv) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Mortgaged Property, (v) the exercise or enforcement of any of the rights of the Mortgagee or any Secured Party hereunder or (vi) the failure by the Mortgagor to perform or observe any of the provisions hereof. All amounts expended by the Mortgagee and payable by the Mortgagor under this Section 14.5 shall be due upon demand therefor (together with interest thereon accruing at the Default Rate during the period from and including the date on which such funds were so expended to the date of repayment) and shall be part of the Secured Obligations. The Mortgagor’s obligations under this Section 14.5 shall survive the termination hereof and the discharge of the Mortgagor’s other obligations under this Mortgage.

SECTION 14.6. Indemnity. (i) The Mortgagor agrees to indemnify, pay and hold harmless the Mortgagee and each of the other Secured Parties and the officers, directors, employees, agents and Affiliates of the Mortgagee and each of the other Secured Parties (collectively, the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by or asserted against that Indemnitee, in any manner relating to or arising out hereof, the Indenture, the Notes, any other Security Document or any other document evidencing the Secured Obligations (including, without limitation, any misrepresentation by the Mortgagor in this Mortgage, the Indenture, the Notes, any other Security Document or any other document evidencing the Secured Obligations (the “Indemnified Liabilities”); provided, however, that the Mortgagor shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities if it has been determined by a final decision (after all appeals and the expiration of time to appeal) by a court of competent jurisdiction that such Indemnified Liabilities arose from the negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Mortgagor shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

(ii) Survival. The obligations of the Mortgagor contained in this Section 14.6 shall survive the termination hereof and the discharge of the Mortgagor’s other obligations under this Mortgage, the Indenture and the other Security Documents.

(iii) Reimbursement. Any amount paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Mortgaged Property.

SECTION 14.7. Continuing Security Interest; Assignment. This Mortgage shall create a continuing Lien on and security interest in the Mortgaged Property and shall (i) be binding upon the Mortgagor, its respective successors and assigns and (ii) inure, together with the rights and remedies of the Mortgagee hereunder, to the benefit of the Mortgagee and the other Secured Parties and each of their respective successors, transferees and assigns. No other Persons (including, without limitation, any other creditor of Mortgagor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Holder of the Notes may assign or otherwise transfer any indebtedness held by it secured by this Mortgage to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Holder, herein or otherwise, subject however, to the provisions of the Indenture.

SECTION 14.8. Termination; Release. The Mortgaged Property shall be released from the Lien of this Mortgage in accordance with the provisions of Article X of the Indenture.

SECTION 14.9. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Mortgagor therefrom, shall be effective unless the same shall be done in accordance with the terms of the Indenture and unless in writing and signed by the Mortgagee and Mortgagor. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Mortgagor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Mortgage or any other Security Document, no notice to or demand on the Mortgagor in any case shall entitle the Mortgagor to any other or further notice or demand in similar or other circumstances.

SECTION 14.10. Notices. Unless otherwise provided herein or in the Indenture, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Indenture, if to the Mortgagor, addressed to it at the address of the Issuer set forth in the Indenture, and as to the Mortgagee, addressed to it at its address set forth in the Indenture, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 14.10.

SECTION 14.11. GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. THIS MORTGAGE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR ITEM OR TYPE OF MORTGAGED PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. MORTGAGOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE ISSUER AT ITS ADDRESS SET FORTH IN THE INDENTURE OR AT SUCH OTHER ADDRESS OF WHICH THE MORTGAGEE SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY MORTGAGOR REFUSES TO ACCEPT SERVICE, MORTGAGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE.

NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF MORTGAGEE TO BRING PROCEEDINGS AGAINST MORTGAGOR IN THE COURTS OF ANY OTHER JURISDICTION. THE MORTGAGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 14.12. Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 14.13. Limitation on Interest Payable. It is the intention of the parties to conform strictly to the usury laws, whether state or Federal, that are applicable to the transaction of which this Mortgage is a part. All agreements between the Mortgagor and the Mortgagee, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid by the Mortgagor for the use, forbearance or detention of the money to be loaned or advanced under the Indenture or any related document or for the payment or performance of any covenant or obligation contained herein or in the Indenture or any related document exceed the maximum amount permissible under applicable Federal or state usury laws. If under any circumstances whatsoever fulfillment of any such provision, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity. If under any circumstances the Mortgagor shall have paid an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing in respect of the Secured Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and any other amounts due hereunder, the excess shall be refunded to the Mortgagor. All sums paid or agreed to be paid for the use, forbearance or detention of the principal under any extension of credit by the Mortgagee shall, to the extent permitted by applicable law, and to the extent necessary to preclude exceeding the limit of validity prescribed by law, be amortized, prorated, allocated and spread from the date hereof until payment in full of the Secured Obligations so that the actual rate of interest on account of such principal amounts is uniform throughout the term hereof.

SECTION 14.14. Business Days. In the event any time period or any date provided in this Mortgage ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 14.15. Relationship. The relationship of the Mortgagee to the Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Indenture, the Notes, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the

Secured Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Mortgagee and the Mortgagor other than as lender and borrower and mortgagor and mortgagee.

SECTION 14.16. Waiver of Stay. (i) The Mortgagor agrees that in the event that the Mortgagor or any property or assets of the Mortgagor shall hereafter become the subject of a voluntary or involuntary proceeding under the Bankruptcy Code or the Mortgagor shall otherwise be a party to any federal or state bankruptcy, insolvency, moratorium or similar proceeding to which the provisions relating to the automatic stay under Section 362 of the Bankruptcy Code or any similar provision in any such law is applicable, then, in any such case, whether or not the Mortgagee has commenced foreclosure proceedings under this Mortgage, the Mortgagee shall be entitled to relief from any such automatic stay as it relates to the exercise of any of the rights and remedies (including, without limitation, any foreclosure proceedings) available to the Mortgagee as provided in this Mortgage, in any other Security Document or any other document evidencing the Secured Obligations.

(ii) The Mortgagee shall have the right to petition or move any court having jurisdiction over any proceeding described in Section 14.16(i) hereof for the purposes provided therein, and the Mortgagor agrees (A) not to oppose any such petition or motion and (B) at the Mortgagor’s sole cost and expense, to assist and cooperate with the Mortgagee, as may be requested by the Mortgagee from time to time, in obtaining any relief requested by the Mortgagee, including, without limitation, by filing any such petitions, supplemental petitions, requests for relief, documents, instruments or other items from time to time requested by the Mortgagee or any such court.

SECTION 14.17. No Credit for Payment of Taxes or Impositions. The Mortgagor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Indenture or the Notes, and the Mortgagor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Charge on the Mortgaged Property or any part thereof.

SECTION 14.18. No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 14.19. Obligations Absolute. All obligations of the Mortgagor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Mortgagor, the Issuer or any other Guarantor;

(ii) any lack of validity or enforceability of the Indenture, the Notes or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, the Notes or any other agreement or instrument relating thereto;

(iv) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof, the Indenture, the Notes or any agreement or instrument relating thereto except as specifically set forth in a waiver granted pursuant to the provisions of Section 14.9 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Mortgagor.

SECTION 14.20. Intercreditor Agreement. All of the rights and remedies granted to the Mortgagee hereunder shall be subject to the terms of the Intercreditor Agreement. In the event of any conflict between this Mortgage and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control. The provisions hereunder are solely for the benefit of Mortgagee and shall not give Mortgagor, its successors or assigns or any other person the rights vis-à-vis Mortgagee

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed and delivered under seal the day and year first above written.

WITNESSES	WISE ALLOYS LLC, a Delaware limited liability company

/s/ Susan C. Longstreet	By:	/s/ Danny Mendelson
Print Name:		Name: Danny Mendelson
Susan C. Longstreet		Title: Executive Vice President

/s/ Donald W. McLaughlin
Print Name:
Donald W. McLaughlin

S-1

ACKNOWLEDGMENT

State of New York	)
) ss.:
County of New York	)

I, the undersigned, a notary public in and for said county in said state, hereby certify that Danny Mendelson, whose name as Executive Vice President of Wise Alloys LLC, a Delaware liability company, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he/she, as such Manager and with full authority, executed the same voluntarily for and as the act of said company.

Given under my hand and official seal this 5th day of May, 2004.

/s/ Yooson S. Lee
Notary Public

My commission expires:

YOOSON S. LEE
Notary Public, State of New York
No. 01LE5046159
Qualified in Queens County
Commission Expires July 3, 2007

[NOTARIAL SEAL]

Schedule A

TRACT 1 - A tract of land being part of Sections 21, 22, 27 and 28, Township 3 South, Range 10 West, Colbert County, Alabama and being more particularly described as follows:

Commence at the Northeast corner of Section 21; thence South 02 degrees 50 minutes 25 seconds East for 40.00 feet to the POINT OF BEGINNING; thence South 02 degrees 50 minutes 25 seconds East for 2604.83 feet; thence North 87 degrees 12 minutes 53 seconds East for 1328.17 feet; thence South 03 degrees 01 minutes 29 seconds East for 330.92 feet; thence South 87 degrees 12 minutes 53 seconds West for 664.08 feet; thence North 02 degrees 56 minutes 00 seconds West for 165.96 feet; thence South 87 degrees 12 minutes 53 seconds West for 664.89 feet; thence South 02 degrees 50 minutes 25 seconds East 817.42 feet; thence South 68 degrees 32 minutes 42 seconds West for 2462.72 feet; thence South 02 degrees 26 minutes 39 seconds East for 984.04 feet; thence North 87 degrees 40 minutes 27 seconds West for 235.87 feet; thence South 03 degrees 00 minutes 47 seconds East for 1546.99 feet; thence North 85 degrees 20 minutes 57 seconds East for 274.09 feet; thence South 02 degrees 42 minutes 37 seconds East for 361.11 feet; thence North 87 degrees 56 minutes 58 seconds East for 154.52 feet; thence North 05 degrees 53 minutes 56 seconds West for 395.49 feet; thence South 83 degrees 54 minutes 00 seconds East for 481.60 feet; thence South 02 degrees 40 minutes 36 seconds East for 605.36 feet; thence North 86 degrees 28 minutes 45 seconds East for 1007.73 feet; thence North 42 degrees 23 minutes 31 seconds East for 403.62 feet; thence North 72 degrees 12 minutes 08 seconds East for 430.94 feet; thence North 03 degrees 27 minutes 36 seconds West for 493.08 feet; thence North 87 degrees 02 minutes 08 seconds East for 2660.59 feet to a point in the centerline of County Road #61; thence along said centerline South 02 degrees 55 minutes 34 seconds East for 1990.01 feet; thence leaving said centerline South 87 degrees 05 minutes 48 seconds West for 1761.45 feet; thence South 03 degrees 16 minutes 53 seconds East for 1963.92 feet to the North right of way of Second Street; thence along said right of way South 86 degrees 57 minutes 34 seconds West for 873.94 feet; thence South 87 degrees 21 minutes 55 seconds West for 3878.93 feet; thence leaving said right of way North 01 degree 17 minutes 00 seconds West for 259.77 feet; thence North 87 degrees 03 minutes 23 seconds East for 603.48 feet; thence South 04 degrees 25 minutes 12 seconds East for 27.60 feet; thence North 86 degrees 53 minutes 59 seconds East for 199.71 feet; thence North 77 degrees 20 minutes 48 seconds East for 50.43 feet; thence North 84 degrees 27 minutes 12 seconds East for 11.17 feet; thence North 03 degrees 08 minutes 36 seconds West for 1078.18 feet; thence South 87 degrees 17 minutes 16 seconds West for 158.15 feet; thence North 03 degrees 05 minutes 41 seconds West for 459.88 feet; thence North 87 degrees 07 minutes 28 seconds East for 157.75 feet; thence North 03 degrees 08 minutes 36 seconds West for 1300.71 feet; thence South 87 degrees 52 minutes 07 seconds West for 54.63 feet; thence North 01 degree 56 minutes 29 seconds West for 72.49 feet; thence North 41 degrees 09 minutes 51 seconds East for 575.05 feet; thence North 03 degrees 01 minute 28 seconds West for 1571.76 feet; thence South 86 degrees 00 minutes 45 seconds West for 2282.83 feet to the East line of a railroad right of way; thence along said railroad right of way North 03 degrees 25 minutes 32 seconds West for 383.82 feet; thence North 03 degrees 30 minutes 11 seconds West for 488.03 feet; thence North 00 degrees 30 minutes 08 seconds East for 103.25 feet; thence North 10 degrees 22 minutes 44 seconds East for 80.87 feet; thence North 19 degrees 10 minutes 03 seconds East for 83.49 feet; thence North 28 degrees 29 minutes 33 seconds East for 84.58 feet; thence North 38 degrees 22 minutes 17 seconds East for 98.95 feet; thence North 48 degrees 24 minutes 07 seconds East for 82.65 feet; thence North 59 degrees 34 minutes 15 seconds East for 122.85 feet; thence north 70 degrees 47 minutes 34 seconds East for

83.03 feet; thence North 80 degrees 25 minutes 13 seconds East for 83.62 feet; thence North 86 degrees 28 minutes 33 seconds East for 86.94 feet; thence North 87 degrees 33 minutes 17 seconds East for 574.87 feet; thence North 85 degrees 45 minutes 15 seconds East for 78.14 feet; thence North 80 degrees 00 minutes 54 seconds East for 89.83 feet; thence North 71 degrees 31 minutes 08 seconds East for 94.60 feet; thence North 62 degrees 35 minutes 16 seconds East for 98.90 feet; thence North 53 degrees 11 minutes 35 seconds East for 98.22 feet; thence North 44 degrees 33 minutes 10 seconds East for 94.39 feet; thence North 35 degrees 48 minutes 26 seconds East for 92.78 feet; thence North 26 degrees 55 minutes 47 seconds East for 102.89 feet; thence North 17 degrees 52 minutes 31 seconds East for 95.66 feet; thence North 08 degrees 54 minutes 12 seconds East for 98.51 feet; thence North 00 degrees 01 minute 12 seconds West for 90.79 feet; thence north 08 degrees 12 minutes 52 seconds West for 92.05 feet; thence North 17 degrees 12 minutes 01 second West for 95.54 feet; thence North 24 degrees 35 minutes 37 seconds West for 92.71 feet; thence North 26 degrees 37 minutes 44 seconds West for 3400.76 feet; thence North 33 degrees 10 minutes 08 seconds West for 17.71 feet to the South right of way of River Road; thence leaving said railroad right of way and with the South right of way of River Road North 86 degrees 57 minutes 49 seconds East for 4532.90 feet to the point of beginning.

TRACT 2 - A tract of land being part of Section 21, Township 3 South, Range 10 West, Colbert County, Alabama, and being more particularly described as follows:

Commence at the Northeast corner of Section 21; thence South 02 degrees 50 minutes 25 seconds East for 40.00 feet to the South right of way of River Road; thence along said right of way South 86 degrees 57 minutes 49 seconds West for 4647.77 feet to a point on the West line of a railroad right of way and POINT OF BEGINNING; thence leaving said River Road right of way and along said railroad right of way South 33 degrees 10 minutes 08 seconds East for 63.99 feet; thence South 26 degrees 37 minutes 44 seconds East for 3398.98 feet; thence South 24 degrees 35 minutes 37 seconds East for 84.47 feet; thence South 17 degrees 12 minutes 01 seconds East for 81.22 feet; thence South 08 degrees 12 minutes 52 seconds East for 77.03 feet; thence South 00 degrees 01 minute 12 seconds East for 75.82 feet; thence South 08 degrees 54 minutes 12 seconds West for 82.86 feet; thence South 17 degrees 52 minutes 31 seconds West for 79.90 feet; thence South 26 degrees 55 minutes 47 seconds West for 87.21 feet; thence South 35 degrees 48 minutes 26 seconds West for 77.37 feet; thence South 44 degrees 33 minutes 10 seconds West for 79.19 feet; thence South 53 degrees 11 minutes 35 seconds West for 82.45 feet; thence South 62 degrees 35 minutes 16 seconds West for 82.87 feet; thence South 71 degrees 31 minutes 08 seconds West for 79.36 feet; thence South 80 degrees 00 minutes 54 seconds West for 80.15 feet; thence leaving said railroad right of way North 03 degrees 08 minutes 50 seconds West for 1321.20 feet; thence South 86 degrees 48 minutes 44 seconds West for 946.31 feet; thence North 03 degrees 08 minutes 50 seconds West for 2617.07 feet to the aforementioned South right of way of River Road; thence along said River Road right of way North 86 degrees 57 minutes 49 seconds East for 3.85 feet to the point of beginning.

TRACT 3 - A tract of land lying in Sections 20 and 21, Township 3 South, Range 10 West, Colbert County, Alabama, and being more particularly described as follows:

Begin at the Southwest corner of Section 21; thence South 86 degrees 53 minutes 15 seconds West for 1015.00 feet; thence North 03 degrees 11 minutes 27 seconds West for 767.0 feet to a point on the South line of Central Avenue; thence along said South line North 86 degrees 53 minutes 15 seconds East for 1292.35 feet to a point on the West line of a railroad right of way; thence along said West line South 03 degrees 11 minutes 25 seconds East for 767.00 feet; thence leaving said right of way South 86 degrees 53 minutes 15 seconds West for 277.35 feet to the point of beginning.

TRACT .4 - A tract of land being part of the Southeast 1/4 of the Southeast 1/4 of Section 29, Township 3 South, Range 10 West, Colbert County, Alabama, and being more particularly described as follows:

Commence at the Southeast corner of Section 29; thence South 86 degrees 52 minutes 11 seconds West for 13.14 feet; thence North 03 degrees 01 minute.42 seconds West for 49.17 feet to the POINT OF BEGINNING, said point lying on the West line of a 100 foot railroad right of way and lying on the North right of way line of Second Street; thence along the North right of way line of Second Street South 86 degrees 53 minutes 41 seconds West for 818.85 feet; thence North 03 degrees 06 minutes 19 seconds West for 20.0 feet; thence South 86 degrees 53 minutes 41 seconds West for 415.0 feet; thence North 50 degrees 19 minutes 43 seconds West for 80.80 feet to a point on the East right of way line of Ford Road; thence along said Ford Road right of way North 02 degrees 51 minutes 51 seconds West for 1202.50 feet; thence leaving said right of way North 86 degrees 50 minutes 35 seconds East for 1289.81 feet to a point on the West line of a 100 foot railroad right of way; thence along said West line South 03 degrees 01 minute 42 seconds East for 1278.53 feet to the point of beginning.

TRACT 5 - A tract of land lying in Section 23, Township 3 South, Range 10 West, Colbert County, Alabama, and being more particularly described as follows:

Begin at the Southeast corner of the Northwest quarter of said Section 23; thence South 87 degrees 14 minutes 00 seconds West for 660.00 feet; thence North 03 degrees 34 minutes 35 seconds West for 990.00 feet; thence North 87 degrees 14 minutes 00 seconds East for 660 feet to a point on the East line of the Northwest quarter of said Section 23; thence along said East line South 03 degrees 34 minutes 35 seconds East for 990.00 feet to the point of beginning. Said property is subject to a 300 foot wide transmission line easement (recorded in Deed Book 109 Page 418). TOGETHER WITH A 100 FOOT WIDE EASEMENT, said easement lying in Section 23, Township 3 South, Range 10 West, and being more particularly described as follows: Begin at the Northeast corner of the Northwest quarter of Section 23; thence along the East line of the Northwest quarter of Section 23, South 03 degrees 34 minutes 35 seconds East for 1663.21 feet; thence South 87 degrees 14 minutes 00 seconds West for 100.00 feet; thence North 03 degrees 34 minutes 35 seconds West for 1663.28 feet; thence North 87 degrees 16 minutes 30 seconds East for 100.00 feet to the point of beginning.

TRACT 6 - A tract of land being in part of Section 32 and 33, Township 3 South, Range 11 West, Colbert County, Alabama, and being more particularly described as follows:

Commence at the centerline intersection of 15th and 17th Avenues vacated in the City of Sheffield (Alabama Grid West - N 1730232.145, E 438584.127), thence South 45 degrees 57 minutes 00 Seconds West for 300.0 feet to the Point of Beginning of the tract of and hereby described, thence South 45 degrees 57 minutes 00 seconds West for 159.00 feet to a point on a curve to the left having a radius of 4054.59 feet, thence along said curve for 400.71 feet (chord bearing South 04 degrees 36 minutes 09 seconds East - chord distance - 400.55 feet); thence South 45 degrees 57 minutes 00 seconds West for 697.00 feet; thence North 44 degrees 04 minutes 00 seconds West for l719.27 to a point on the East right of way line of 20th Avenue; thence along said East right of way line North 45 degrees 57 minutes 00 seconds East for 845 feet; thence leaving said right of way South 80 degrees 56 minutes 00 seconds East for 176.00 feet; thence South 89 degrees 30 minutes 00 seconds East for 225.03 feet; thence South 44 degrees 03 minutes 00 seconds East for 1111.32 feet to the point of beginning.

TRACT 7

Parcel One

Locomotive Shed

STATE OF ALABAMA

COUNTY OF COLBERT

A tract of land being part of Section 28, Township 3 South, Range 10 West, Colbert County, Alabama, and being more particularly described as follows: Commence at the Southeast corner of said Section 28; thence North 02 degrees 50 minutes 16 seconds West for 50.00 feet to the North right of way of Second Street; thence along said right of way South 87 degrees 21 minutes 55 seconds West for 3878.93 feet; thence leaving said right of way North 01 degree 17 minutes 00 seconds West for 259.77 feet; thence North 87 degrees 03 minutes 23 seconds East for 603.48 feet; thence South 04 degrees 25 minutes 12 seconds East for 27.60 feet; thence North 86 degrees 53 minutes 59 seconds East for 199.71 feet; thence North 77 degrees 20 minutes 48 seconds East for 50.43 feet; thence North 84 degrees 27 minutes 12 seconds East for 11.17 feet; thence North 03 degrees 08 minutes 36 seconds West for 1078.18 feet; thence South 87 degrees 17 minutes 16 seconds West for 158.15 feet; thence North 74 degrees 31 minutes 49 seconds West for 852.75 feet to the point of beginning; thence South 87 degrees 16 minutes 21 seconds West for 55.28 feet; thence North 02 degrees 38 minutes 38 seconds West for 127.53 feet; thence North 87 degrees 37 minutes 10 seconds East for 53.90 feet; thence South 03 degrees 15 minutes 43 seconds East for 127.21 feet to the point of beginning. Said tract contains 0.16 acres, more or less.

Parcel Two

Maintenance Building

A tract of land being part of Section 28, Township 3 South, Range 10 West, Colbert County, Alabama, and being more particularly described as follows: Commence at the Southeast corner of said Section 28; thence North 02 degrees 50 minutes 16 seconds West for 50.00 feet to the North right of way of Second Street; thence along said right of way South 87 degrees 21 minutes 55 seconds West for 3878.93 feet; thence leaving said right of way North 01 degree 17 minutes 00 seconds West for 259.77 feet; thence North 87 degrees 03 minutes 23 seconds East for 603.48 feet; thence South 04 degrees 25 minutes 12 seconds East for 27.60 feet; thence North 86 degrees 53 minutes 59 seconds East for 199.71 feet; thence North 77 degrees 20 minutes 48 seconds East for 50.43 feet; thence North 84 degrees 27 minutes 12 seconds East for 11.17 feet; thence North 03 degrees 08 minutes 36 seconds West for 1078.18 feet; thence South 87 degrees 17 minutes 16 seconds West for 158.15 feet; thence North 84 degrees 16 minutes 14 seconds West for 494.29 feet to the point of beginning; thence South 87 degrees 06 minutes 22 seconds West for 133.59 feet; thence North 03 degrees 09 minutes 18 seconds West for 138.83 feet; thence North 86 degrees 52 minutes 10 seconds East for 17.95 feet; thence North 01 degree 21 minutes 44 seconds West for 79.25 feet; thence North 86 degrees 56 minutes 53 seconds East for 46.69 feet; thence South 10 degrees 50 minutes 55 seconds West for 24.65 feet; North 86 degrees 45 minutes 49 seconds East for 72.38 feet; thence South 03 degrees 08 minutes 30 seconds East for 194.74 feet to the point of beginning. Said tract contains 0.60 acres, more or less.

TRACT 8

Sewage Treatment Plant

STATE OF ALABAMA

COUNTY OF COLBERT

A tract of land being part of Section 33, Township 3 South, Range 10 West, Colbert County, Alabama, and being more particularly described as follows: Commence at the Northwest corner of said Section 33; thence North 86 degrees 53 minutes 41 seconds East for 762.17 feet; thence North 87 degrees 52 minutes 57 seconds East for 119.43 feet to a point on a curve having a radius of 175.63 feet; thence along said curve for 130.68 feet (chord bearing N 12 degrees 27 minutes 14 seconds W—chord distance 127.68 feet); thence North 52 degrees 21 minutes 58 seconds East for 31.82 feet to a point on a curve having a radius of 174.06 feet; thence along said curve for 137.44 feet (chord bearing S 13 degrees 59 minutes 06 seconds East—chord distance 133.89 feet); thence South 13 degrees 46 minutes 07 seconds West for 240.93 feet; thence South 76 degrees 39 minutes 39 seconds West for 36.92 feet; thence North 83 degrees 46 minutes 30 seconds West for 40.54 feet; thence North 57 degrees 55 minutes 02 seconds West for 12.26 feet; thence North 26 degrees 47 minutes 39 seconds West for 10.74 feet; thence North 19 degrees 07 minutes 57 seconds West for 13.79 feet; thence North 01 degree 11 minutes 12 seconds East for 190.44 feet to the point of beginning. Said tract contains 0.71 acres more, or less.

TRACT 9

Drinking Water Plant

STATE OF ALABAMA

COUNTY OF COLBERT

A tract of land being part of Section 28, Township 3 South, Range 10 West, Colbert County, Alabama, and being more particularly described as follows: Commence at the Southeast corner of said Section 28; thence North 02 degrees 50 minutes 16 seconds West for 50.00 feet to the North right of way of Second Street; thence along said right of way South 87 degrees 21 minutes 55 seconds West for 3878.93 feet; thence leaving said right of way North 01 degree 17 minutes 00 seconds West for 259.77 feet; thence North 87 degrees 03 minutes 23 seconds East for 603.48 feet; thence South 04 degrees 25 minutes 12 seconds East for 27.60 feet; thence North 86 degrees 53 minutes 59 seconds East for 199.71 feet; thence North 77 degrees 20 minutes 48 seconds East for 50.43 feet; thence North 84 degrees 27 minutes 12 seconds East for 11.17 feet; thence North 03 degrees 08 minutes 36 seconds West for 1078.18 feet; thence South 87 degrees 17 minutes 16 seconds West for 158.15 feet; thence North 44 degrees 32 minutes 18 seconds West for 1059.70 feet to the point of beginning; thence South 87 degrees 05 minutes 34 seconds West for 178.13 feet; thence North 02 degrees 58 minutes 18 seconds West for 352.00 feet; thence North 87 degrees 25 minutes 02 seconds East for 111.08 feet; thence South 03 degrees 14 minutes 57 seconds East for 212.00 feet; thence North 86 degrees 28 minutes 19 seconds East for 66.00 feet; thence South 02 degrees 58 minutes 52 seconds East for 140.09 feet to the point of beginning. Said tract contains 1.11 acres, more or less.

TRACT 10

Southern Reclamation

STATE OF ALABAMA

COUNTY OF COLBERT

A tract of land being part of Sections 16 and 17, Township 3 South, Range 10 West, Colbert County, Alabama, and being more particularly described as follows: Commence at the Southeast corner of said Section 17; thence North 03 degrees 05 minutes 00 seconds West for 40.00 feet to the North right of way of River Road and the point of beginning; thence along said right of way South 86 degrees 55 minutes 00 seconds West for 788.23 feet; thence leaving said right of way North 02 degrees 42 minutes 35 seconds West for 178.14 feet; thence South 86 degrees 55 minutes 00 seconds West for 210.66 feet; thence South 02 degrees 42 minutes 35 seconds East for 178.14 feet to the aforementioned North right of way of River Road; thence along said right of way South 86 degrees 55 minutes 00 seconds West for 181.00 feet, thence leaving said right of way North 02 degrees 42 minutes 35 seconds West for 90.00 feet; thence South 86 degrees 55 minutes 00 seconds West for 160.00 feet; thence South 02 degrees 42 minutes 35 seconds East for 90.00 feet to the aforesaidmentioned North right of way of River Road; thence along said right of way South 86 degrees 55 minutes 00 seconds West for 179.62 feet; thence leaving said right of way North 02 degrees 49 minutes 37 seconds West for 1707.81 feet; thence North 87 degrees 39 minutes 13 seconds East for 285.19 feet; thence North 02 degrees 10 minutes 33 seconds West for 98.42 feet; thence North 76 degrees 10 minutes 11 seconds East for 253.53 feet; thence North 19 degrees 04 minutes 45 seconds East for 259.03 feet; thence North 12 degrees 07 minutes 17 seconds East for 196.36 feet; thence North 25 degrees 54 minutes 28 seconds West for 514.91 feet; thence North 38 degrees 44 minutes 11 seconds East for 95.18 feet; thence North 60 degrees 40 minutes 21 seconds West for 87.37 feet; thence North 36 degrees 58 minutes 45 seconds East for 86.03 feet; thence North 39 degrees 27 minutes 48 seconds East for 120.80 feet; thence North 01 degree 06 minutes 00 seconds West for 75.68 feet; thence south 57 degrees 33 minutes 19 seconds East for 422.79 feet; thence south 34 degrees 03 minutes 39 seconds East for 510.20 feet; thence South 58 degrees 36 minutes 09 seconds East for 507.40 feet; thence South 02 degrees 53 minutes 27 seconds East for 1388.20 feet; thence South 50 degrees 28 minutes 02 seconds East for 1098.03 feet to the aforesaidmentioned North right of way of River Road; thence along said right of way South 86 degrees 55 minutes 00 seconds West for 931.12 feet to the point of beginning. Said tract contains 92.82 acres, more or less.

Schedule B

Each of the liens and other encumbrances excepted as being prior to the Lien hereof as set forth in Schedule B to the marked title commitment or pro forma policy issued by Land Title Insurance Company dated as of the date hereof and delivered to Trustee on the date hereof, bearing Land Title Insurance Company reference number G32-1435689 relating to the real property described in Schedule A attached hereto.

Schedule C

Leases

1. Ground Sublease Agreement by and between Reynolds Metals Company and Air Products and Chemicals, Inc. as recorded in the Office of the Judge of Probate of Colbert County, Alabama in Fiche 9222, Frame 45 et seq.

2. Unrecorded Agricultural Lease by and between Reynolds Metals Company and James R. Minor, Jr., dated November 20, 1996.